UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant                                ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SAREPTA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

215 First Street
Cambridge, MA 02142
www.sarepta.com

April 20, 2021

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Sarepta Therapeutics, Inc. (the “Company”) on Thursday, June 3, 2021, at 9:00 A.M. EDT, to be held online at www.meetingcenter.io/295276494 for the following purposes:

1.

to elect, as Class II directors to hold office until the 2023 annual meeting of stockholders, or until their successors are earlier elected, the following director nominees: Richard J. Barry, M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D.;

2.	to hold an advisory vote to approve, on a non-binding basis, named executive officer compensation;
3.	to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the current year ending December 31, 2021; and
4.	to transact such other business as may properly come before the Annual Meeting, or any continuation, postponement or adjournment thereof.

The accompanying proxy statement describes these matters in more detail. We urge you to read this information carefully.

In light of the public health and travel safety concerns related to the ongoing coronavirus (COVID-19) pandemic and after careful consideration, the Company has determined to hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.  You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.meetingcenter.io/295276494.  Details regarding how to attend the meeting online are more fully described in the accompanying proxy statement.

The Company’s board of directors (the “Board”) recommends a vote FOR the election of the director nominees (Proposal 1), FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 2), and FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accountants (Proposal 3).

In addition to the business to be transacted as described above, management will speak on our developments over the past year and respond to comments and questions of general interest to stockholders.

It is very important that your shares be represented and voted whether or not you plan to attend the virtual Annual Meeting.

You may vote on the Internet, by telephone, or by completing and mailing a proxy card (if you receive proxy materials by mail) or the form forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone, or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the Notice of Internet Availability of Proxy Materials we have mailed to you, or the information forwarded by your bank, broker or other holder of record regarding each of these voting options. In addition, you may vote online during the Annual Meeting by following the instructions available on the meeting website during the meeting.

On behalf of the Board, I would like to express our appreciation for your support of the Company.

Sincerely,

Douglas S. Ingram

President and Chief Executive Officer

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

215 First Street

Cambridge, MA 02142

www.sarepta.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, June 3, 2021

To the Stockholders of Sarepta Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the 2021 annual meeting of stockholders (the “Annual Meeting”) of Sarepta Therapeutics, Inc., a Delaware corporation (the “Company”), will be held as a virtual meeting at www.meetingcenter.io/295276494 on Thursday, June 3, 2021 at 9:00 A.M. EDT for the following purposes:

1.

to elect, as Class II directors to hold office until the 2023 annual meeting of stockholders, or until their successors are earlier elected, the following director nominees: Richard J. Barry, M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D.;

2.	to hold an advisory vote to approve, on a non-binding basis, named executive officer compensation;
3.	to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the current year ending December 31, 2021; and
4.	to transact such other business as may properly come before the Annual Meeting, or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the Annual Meeting.

The Company’s board of directors has fixed the close of business on April 9, 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any continuation, postponement or adjournment thereof. A list of stockholders will be available for inspection by our stockholders at our principal executive offices at 215 First Street, Cambridge, MA 02142, beginning on, or before, May 24, 2021 and continuing through the Annual Meeting.  A list of these stockholders will also be available during the virtual Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Thursday, June 3, 2021: Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders over the Internet. You can access this proxy statement, our Annual Report to stockholders for the year ended December 31, 2020 and the Notice of Internet Availability of Proxy Materials at www.edocumentview.com/SRPT.

By Order of the Board of Directors,

Ryan E. Brown

Senior Vice President, General Counsel and Corporate Secretary

Cambridge, MA

April 20, 2021

WHETHER OR NOT YOU EXPECT TO ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

215 First Street

Cambridge, MA 02142

www.sarepta.com

PROXY STATEMENT FOR

THE SAREPTA THERAPEUTICS, INC. 2021 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The board of directors (the “Board”) of Sarepta Therapeutics, Inc. (the “Company”) is soliciting your proxy to vote at the 2021 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, June 3, 2021, at 9:00 A.M. EDT, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. The Annual Meeting will be held in a virtual meeting format at www.meetingcenter.io/295276494.

Why am I Receiving These Materials?

The Company has made these proxy materials available to you on the Internet to provide you with information regarding the proposals on which you may vote at the Annual Meeting. The Company will, upon your request, deliver print versions of these proxy materials to you by mail. You are invited to attend the virtual Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Can I Access the Materials on the Internet Instead of Receiving Paper Copies?

Yes, stockholders may access this proxy statement, our Annual Report to stockholders for the year ended December 31, 2020 (the “Annual Report”) and the Notice of Internet Availability of Proxy Materials (the “Notice”) via the Internet at www.edocumentview.com/SRPT. On or about April 20, 2021, we mailed the Notice to stockholders of record as of the close of business on April 9, 2021 (the “Record Date”). We are furnishing the proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials. You will not receive a printed copy of the proxy materials unless you request one. If you would like to receive a printed or electronic copy of the proxy materials, free of charge, you should follow the instructions for requesting such materials in the Notice. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in the proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.

The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of printing and mailing Annual Meeting materials.

Attending the Annual Meeting

The Annual Meeting will be held solely as a virtual meeting.  No physical meeting will be held. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. You will be able to attend the Annual Meeting online by visiting the Company’s virtual meeting website at www.meetingcenter.io/295276494 at the meeting time.  Upon visiting the meeting website, you will be prompted to enter (i) your control number provided on your Notice or on your proxy card if you receive proxy materials by mail and (ii) the meeting password SRPT2021.  Your unique control number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the Annual Meeting on the meeting website.

Please note that if you hold your shares through a broker, bank or other nominee, in order to join the virtual meeting as a stockholder and be able to vote and submit questions during the Annual Meeting, you will need to contact your broker, bank or other nominee to receive proof of your beneficial ownership and submit such proof, along with your name and email address, to Computershare no later than 5:00 P.M. EDT on June 1, 2021 which may be submitted via: (i) email to legalproxy@computershare.com or (ii) mail to Computershare, Sarepta Therapeutics, Inc. Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940-3001.  You will receive a confirmation of your registration by email after we receive your registration materials.

Alternatively, if you hold your shares through a broker, bank or other nominee, you may vote in advance of the Annual Meeting by contacting your holder of record (please see “Voting Methods” below).

The online meeting will begin promptly at 9:00 A.M. EDT. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

Why a Virtual Meeting?

In light of the public health and travel safety concerns related to the ongoing coronavirus (COVID-19) pandemic and after careful consideration, the Company has determined to hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.

What if During the Annual Meeting I have Technical Difficulties or Trouble Accessing the Virtual Meeting Website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website.  If you encounter any difficulties accessing the virtual meeting website, please call the technical support number that will be posted on the Annual Meeting log-in page.

Voting and Quorum

You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock as of the close of business on the Record Date.  As of the Record Date, 79,746,809 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each proposal presented at the Annual Meeting. There is no cumulative voting.

A majority of the outstanding shares of our common stock entitled to vote, present at the Annual Meeting, online or represented by proxy, will constitute a quorum at the Annual Meeting. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, either the chair of the meeting or a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Annual Meeting and the adjournment is for no more than thirty days.

Voting Methods

If you were a registered stockholder on the Record Date, you may vote your shares by:

•	attending the virtual Annual Meeting and voting electronically during the meeting;
•	proxy, via the Internet, as per the instructions in your Notice;
•	proxy, via telephone, as per the instructions in your Notice; or
•	completing and mailing a printed proxy card (if you receive proxy materials by mail).

Internet voting facilities will close promptly at the close of the polls at the virtual meeting. Stockholders who vote through the Internet or by telephone should be aware that they may incur costs such as access or usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who vote by Internet or telephone need not return a proxy card. All shares entitled to vote and represented by properly-executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

Upon visiting the Annual Meeting website, you will be prompted to enter your control number provided to you on your Notice or on your proxy card if you receive proxy materials by mail.  Your unique control number allows us to identify you as a stockholder and will enable you to securely cast votes.

If you are a beneficial owner of shares of our common stock registered in the name of a broker, bank or other nominee, you should have received voting instructions with these proxy materials from that organization rather than from us. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.  If you are a beneficial owner of shares of our common stock registered in the name of a broker, bank or other nominee and intend to vote during the Annual Meeting (as opposed to voting in advance of the meeting), you will need to register in advance with Computershare, as outlined above under “Attending the Annual Meeting.”

If you sign a proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) FOR the election of the director nominees named in this proxy statement, (ii) FOR the approval of the compensation paid to our named executive officers, and (iii) FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2021. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement, or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement.

Revocation of Proxy

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) sending to our corporate secretary at our principal executive office at 215 First Street, Cambridge, MA 02142, a written notice of revocation or duly executed proxy card, in either case bearing a later date, (ii) submitting another properly completed proxy over the Internet, (iii) telephone using the number provided on the Notice, or (iv) by voting during the online Annual Meeting. Participation in the online Annual Meeting will not, by itself, revoke a proxy. In order to be effective, all revocations or later-filed proxies delivered by mail must be delivered to our corporate secretary at our principal executive office at our Cambridge, Massachusetts address not later than 5:00 P.M. EDT, on the business day prior to the day of the Annual Meeting.

Vote Required to Pass Each Proposal at the Annual Meeting

Proposal 1: Election of Sarepta Therapeutics, Inc. Directors.  Where a quorum is present, each director nominee must receive the affirmative vote of a majority of the votes cast (whether in person or by proxy) with respect to such director by the shares represented and entitled to vote at the Annual Meeting. Votes cast include votes “FOR” or “AGAINST” each nominee and exclude abstentions and broker non-votes. Abstentions and broker non-votes, if any, will not affect the outcome of the vote in the election of directors. Under the Company’s Policy Statement on Majority Voting, a director who fails to obtain an affirmative vote “FOR” by the majority of votes cast will be required to tender his or her resignation and the Board or an authorized committee of the Board will determine whether to accept such resignation.

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation.  Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval of the compensation paid to our named executive officers. We value the opinions expressed by our stockholders with respect to this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether the votes cast “FOR” this proposal represent a majority of the votes cast on this proposal, when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the votes cast is required to approve this proposal. Abstentions will not have any effect on this proposal. Brokers, banks and other nominees generally have discretionary authority to vote on this matter; thus, we do not expect any broker non-votes on this matter.

Counting of Votes

You may either vote “FOR,” “AGAINST” or “ABSTAIN” on each of the proposals to be presented at the Annual Meeting.

A representative of Computershare Trust Company, N.A., the Company’s transfer agent, will tabulate votes and act as the independent inspector of election. All votes will be tabulated by the inspector of election, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Shares held by persons attending the Annual Meeting but not voted, shares represented by proxies that reflect abstentions as to a particular proposal, and broker “non-votes” will be counted as present for purposes of determining a quorum.

Effect of Not Casting Your Vote

If you are a stockholder of record and you sign the proxy card but do not specify how you want your shares to be voted, we will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement.

If on the Record Date you held shares of the Company’s common stock in an account with a brokerage firm, bank, or other nominee, you are considered a beneficial owner of those shares and hold such shares in street name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that particular matter with respect to your shares. This is generally referred to as a broker “non-vote.”

Although the determination of whether a nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2021 (Proposal 3) will be considered a routine matter. Accordingly, under applicable stock exchange rules, if you do not provide voting instructions to your broker, bank or other nominee on Proposal 3, your broker will be able to vote your shares on such proposal.  Therefore, we do not expect any broker non-votes on Proposal 3 unless a broker chooses not to vote on a matter for which it has discretionary authority to vote.

We expect that the election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 2) will be considered non-routine matters under applicable rules.  Accordingly, if you do not provide voting instructions to your broker, bank or other nominee on these non-routine items (Proposals 1 and 2), such shares cannot be voted and will be considered broker “non-votes.”

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of the Notice and any additional information furnished to stockholders. This cost also includes support for the hosting of the virtual Annual Meeting.  If properly requested, copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services. We also have retained Okapi Partners LLC for a fee not to exceed $10,000 to assist us in the solicitation of proxies. A list of stockholders will be available for inspection by our stockholders at our principal executive offices at 215 First Street, Cambridge, MA 02142, beginning on, or before, May 24, 2021 and continuing through the Annual Meeting.  A list of these stockholders will also be available during the virtual Annual Meeting.

Stockholder Proposals for the 2022 Annual Meeting

Stockholder proposals submitted for inclusion in our proxy materials for our 2022 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received at our principal executive offices no later than the close of business on December 21, 2021, provided that if the date of the annual meeting is earlier than May 4, 2022, or later than July 3, 2022, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Stockholders who do not wish to use the mechanism provided by the rules of the SEC in proposing a matter for action at the next annual meeting must notify us in writing of the proposal and the information required by the provisions of our Bylaws dealing with advance notice of stockholder proposals and director nominations. To be timely, under our Bylaws, a stockholder’s written notice must be delivered to, or mailed and received at, our principal executive offices no later than the close of business on March 5, 2022 and no earlier than February 3, 2022; provided that, if the date of that annual meeting is more than 30 days before, or more than 60 days after, June 3, 2022, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name, and who request paper copies of the proxy materials, will receive only one set of the proxy materials, unless one or more of these stockholders notifies us that they wish to receive individual copies. We believe that this will provide greater convenience for our stockholders, as well as cost savings for us, by reducing the number of duplicate documents that are sent to your home.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding and currently receive multiple copies of our proxy materials with other stockholders of record with whom you share an address, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of these documents for your household, please contact our Assistant Corporate Secretary, Adi Osovsky, at 215 First Street, Cambridge, MA 02142, or at (617) 274-4000.

If you participate in householding and wish to receive a separate copy of our Annual Report, this proxy statement or your Notice, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Assistant Corporate Secretary at the address or telephone number indicated above and we will promptly deliver to you separate copies of these documents.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

SAREPTA THERAPEUTICS, INC. DIRECTORS AND EXECUTIVE OFFICERS

Directors, Director Nominees and Executive Officers

The following table sets forth certain information with respect to the directors, director nominees and executive officers of our Company as of April 20, 2021:

Name	Age	Position(s)(5)
Executive Officers
Douglas S. Ingram	58	President and Chief Executive Officer; Class I Director
Ian M. Estepan	45	Executive Vice President, Chief Financial Officer
Ryan E. Brown	43	Senior Vice President, General Counsel and Corporate Secretary
William F. Ciambrone	57	Executive Vice President, Technical Operations
Gilmore O’Neill, M.B., M.M.Sc.	56	Executive Vice President, R&D and Chief Medical Officer
Louise Rodino-Klapac, Ph.D.	43	Executive Vice President, Chief Scientific Officer

Non-Employee Directors
Richard J. Barry(1)(2)(4)	62	Class II Director
M. Kathleen Behrens, Ph.D.(1)(3)	68	Class II Director, Chairwoman of the Board of Directors
Mary Ann Gray, Ph.D.(1)(2)(4)	68	Class I Director
Claude Nicaise, M.D.(4) (3)	68	Class II Director
Hans Wigzell, M.D., Ph.D.(2)(3)	82	Class I Director

(1)	Member of the audit committee. Dr. Behrens is the current chair of the audit committee.
(2)	Member of the nominating and corporate governance committee. Mr. Barry is the current chair of the nominating and corporate governance committee.
(3)	Member of the research and development committee. Dr. Wigzell is the current chair of the research and development committee.
(4)	Member of the compensation committee. Dr. Nicaise is the current chair of the compensation committee.
(5)	The term of the Class I Directors expires as of the date of the 2022 Annual Meeting, and the term of the Class II Directors expires as of the date of the 2021 Annual Meeting.

Douglas S. Ingram has served as our President, Chief Executive Officer and a member of our Board since June 2017. Prior to his appointment, from December 2015 until November 2016, he served as the Chief Executive Officer and President and a Director of Chase Pharmaceuticals Corporation, a clinical-stage biopharmaceutical company. Prior to joining Chase Pharmaceuticals, Mr. Ingram served as the President of Allergan, Inc., a pharmaceutical company, from July 2013 until it was acquired by Actavis in early 2015. At Allergan, he also served as President, Europe, Africa and Middle East from August 2010 to June 2013, and Executive Vice President, Chief Administrative Officer, and Secretary from October 2006 to July 2010, where he led Allergan’s Global Legal Affairs, Compliance, Internal Audit and Internal Controls, Human Resources, Regulatory Affairs and Safety, and Global Corporate Affairs and Public Relations departments. Mr. Ingram also served as General Counsel of Allergan from January 2001 to June 2009 and as Secretary and Chief Ethics Officer from July 2001 to July 2010. With the acquisition of Allergan by Actavis, Mr. Ingram consulted as a special advisor to the Chief Executive Officer of Actavis. Mr. Ingram served as a director of Pacific Mutual Holding Company, a parent company for subsidiaries engaged in a variety of insurance, financial services and other investment-related businesses, from March 2015 to May 2018. Mr. Ingram received his J.D. from the University of Arizona and his Bachelor of Science degree from Arizona State University. Our nominating and corporate governance committee believes that Mr. Ingram is qualified to serve on our Board because of his role as President and Chief Executive Officer, which gives him an extensive understanding of our business and operations, and because of his broad experience in the pharmaceutical industry.

Ian M. Estepan has served as our Executive Vice President, Chief Financial Officer since December 2020.  Mr. Estepan joined the Company in January 2015 as Senior Director, Corporate Affairs. From October 2016 to December 2017, he served as our Executive Director, Corporate Affairs; from January 2018 to February 2019, he served as our Vice President, Chief of Staff and Corporate Affairs; and from February 2019 to December 2020, he served as our Senior Vice President, Chief of Staff and Corporate Affairs. Prior to joining the Company, Mr. Estepan managed a portfolio on the buyside at Spectra Financial Group for fifteen years, overseeing a portfolio of pharmaceutical, biotech and medtech equities.  Mr. Estepan received his Bachelor of Arts in psychology with a concentration in pre-medicine from Columbia University.

Ryan E. Brown has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2021.  Mr. Brown joined the Company in 2018 as our global Chief Compliance Officer.  Before joining the Company, Mr. Brown served as Vice President at Acadia Pharmaceuticals. Prior to Acadia, Mr. Brown held various roles of increasing responsibility at Allergan, Inc., including Senior Counsel of Regulatory and Compliance; General Counsel to SkinMedica, an Allergan company; Special Assistant to the President; and Vice President and Chief Compliance Officer.  Mr. Brown started his career at the international law firm of Jones Day, where he specialized in corporate criminal investigations. Mr. Brown received his J.D. from Harvard Law School and his Bachelor of Arts in political science from Loyola Marymount University.

William F. Ciambrone has served as our Executive Vice President, Technical Operations, since November 2019. Prior to this appointment, from April 2013 until August 2015, Mr. Ciambrone served as Executive Vice President, Technical Operations, at Shire plc, a global specialty biopharmaceutical company, where he was responsible for the strategy and operational management of the Global Technical Operations group. At Shire, he also served as Senior Vice President, Technical Operations, from January 2006 to April 2013. Prior to joining Shire plc, Mr. Ciambrone served as Senior Director, Quality Assurance, and later as Vice President, Quality, at Transkaryotic Therapies Inc., a rare disease-focused multiple product biotech company that was acquired by Shire in 2005. Mr. Ciambrone’s prior experience includes different roles at North Safety and Healthcare Products, a global drug, device, and safety equipment company and Mallinckrodt Nuclear Medicine. Mr. Ciambrone holds a bachelor’s degree in Biology from St. Anselm College, participated in graduate programs at both Brown University and the University of Pennsylvania’s Wharton School, and additionally holds an Executive Certificate in Management and Leadership from the MIT Sloan School of Management.

Gilmore O’Neill, M.B., M.M.Sc. has served as our Chief Medical Officer since June 2018. Prior to this appointment, Dr. O’Neill served as the Senior Vice President, Late Stage Clinical Development of Biogen Inc. from November 2016 to June 2018. At Biogen, Dr. O’Neill also served as Senior Vice President, Drug Innovation Units from October 2015 to November 2016. From June 2014 to October 2015, Dr. O’Neill served as Vice President, MS Franchise & Head, Multiple Sclerosis R&D at Biogen. Prior to this role, Dr. O’Neill served in numerous roles at Biogen since he joined the company in April 2003, including Vice president, Global Neurology Clinical Development, Vice president, Global Late Stage Clinical Development and Vice president, Experimental Neurology (Early Stage). Dr. O’Neill is licensed to practice medicine in the state of Massachusetts. He is a member of the American Academy of Neurology and a board-certified neurologist (ABPN). Dr. O’Neill is formerly Chief Resident in Neurology at the Massachusetts General Hospital (MGH) and served, until recently, as a Clinical Instructor in Neurology at Harvard Medical School. From 1997 to 2015, Dr. O’Neill served as a clinical instructor in neurology at Harvard Medical School. He also serves on the board of directors of the Massachusetts Biotechnology Council (MassBio) and on the board of directors of Unity Biotechnology.  Dr. O’Neill has maintained his clinical appointment at MGH with a sub-specialty interest in neuromuscular diseases and inherited leukodystrophies. Dr. O’Neill received a Bachelor of Medicine degree from University College Dublin and a Master of Medical Sciences degree from Harvard University.

Louise Rodino-Klapac, Ph.D., has served as our Executive Vice President, Chief Scientific Officer since December 2020.  Dr. Rodino-Klapac joined the Company as Vice President, Gene Therapy in April 2018. From February 2019 to December 2020, she served as our Senior Vice President, Gene Therapy.  Prior to joining the Company, she served as the head of the Laboratory for Gene Therapy Research at Nationwide Children’s Hospital and co-founded and served as chief scientific officer of Myonexus Therapeutics before it was acquired by the Company in 2019.  She is a National Institutes of Health (NIH) Fellow appointee and is a current board member of the Association for Regenerative Medicine, as well as a member of the American Society for Gene and Cell Therapy, and the American Academy of Neurology.  She holds a Bachelor of Science degree in biology from Kings College and a Ph.D. in molecular genetics from Ohio State University.

Richard J. Barry has served as a member of our Board since June 2015. He also serves as a member of our audit committee and our compensation committee and as a member and chair of our nominating and corporate governance committee. Mr. Barry is a long-time stockholder of the Company.  He has been a Partner and Advisory Board member of the San Diego Padres since 2009. Mr. Barry served as a director of Elcelyx Therapeutics Inc., a pharmaceutical company, from 2013 to 2019, and was a Managing Member of GSM Fund, LLC, a fund established for the sole purpose of investing in Elcelyx. He was previously an Advisory Board member for the Schreyer Honors College at Pennsylvania State University and served as a director of Cluster Wireless, a San Diego-based software company. Mr. Barry has extensive experience in the investment management business. He was a founding member of Eastbourne Capital Management LLC, a large equity hedge fund investing in a variety of industries, including health care, and served as a Managing General Partner and Portfolio Manager from 1999 to its close in 2010. Prior to Eastbourne, Mr. Barry was a Portfolio Manager and Managing Director of Robertson Stephens Investment Management. Mr. Barry also spent over 13 years in various roles in institutional equity and investment management firms, including Lazard Freres, Legg Mason and Merrill Lynch. In May 2019, Mr. Barry was appointed to the board of directors of MiMedx Group Inc., a publicly-traded biopharmaceutical company developing, manufacturing and marketing regenerative biologics utilizing human placental allografts. Mr. Barry holds a Bachelor of Arts (B.A.) from Pennsylvania State University. Our nominating and corporate governance committee believes that Mr. Barry’s significant experience in the financial sector and extensive knowledge of the pharmaceutical industry qualifies him for service as a member of our Board.

M. Kathleen Behrens, Ph.D. has served as a member of our Board since March 2009 and as Chairwoman of the Board since April 2015. She also serves as member of our research and development committee and as a member of and chair of our audit committee. Dr. Behrens served as a member of the President’s Council of Advisors on Science and Technology (PCAST) from 2001 to early 2009 and as Chairwoman of PCAST’s Subcommittee on Personalized Medicine. She has served as a public-market biotechnology securities analyst as well as a venture capitalist focusing on healthcare, technology and related investments. Dr. Behrens was instrumental in the founding of several biotechnology companies, including Protein Design Labs, Inc. and COR Therapeutics, Inc. She worked for Robertson Stephens & Co. from 1983 through 1996, serving as a General Partner and Managing Director. Dr. Behrens continued in her capacity as a General Partner for selected venture funds for RS Investments, an investment management and research firm, from 1996 through December 2009, after management led a buyout of that firm from Bank of America. While Dr. Behrens worked at RS Investments, from 1996 to 2002, she served as a Managing Director at the firm and, from 2003 to December 2009, she served as a consultant to the firm. From 1997 to 2005, she was a director of the Board on Science, Technology and Economic Policy for the National Research Council, and from 1993 to 2000 she was a Director, President and Chairwoman of the National Venture Capital Association. Since December 2009, Dr. Behrens has worked as an independent life sciences consultant and investor. Since January 2019, Dr. Behrens has served as a member of the board of directors of IGM Biosciences, Inc., a publicly-traded biotechnology company that is developing IgM antibodies, initially for oncology indications, as well as the Chair of the audit committee. She also serves as a member of the Compensation Committee and Corporate Governance and Nominating Committee of IGM. Since May 2019, Dr. Behrens has served as a member of the board of directors and Chairperson of MiMedx Group Inc., a publicly-traded biopharmaceutical company developing, manufacturing and marketing regenerative biologics utilizing human placental allografts.  She also participates as a member of the Nominating and Corporate Governance Committee and Audit Committee of MiMedx. Dr. Behrens holds a Bachelor of Science (B.S.) in Biology and a Ph.D. in Microbiology from the University of California, Davis. Our nominating and corporate governance committee believes that Dr. Behrens’ significant experience in the financial services and biotechnology sectors, as well as in healthcare policy, qualifies her for service as a member of our Board.

Mary Ann Gray, Ph.D. has served as a member of our Board since December 2018. She also serves as a member of our compensation committee, our audit committee and our nominating and corporate governance committee. Since July 2019, Dr. Gray has served as a member of the Board and the audit committee of Seneca Biopharmaceuticals, Inc., a publicly-held biotechnology company that researches and aims to develop treatments for nervous system diseases based on neural stem cell technology. Since December 2019, Dr. Gray has served as a member of the Board of Rapt Therapeutics, a publicly-held biotechnology company focused on discovering, developing and commercializing oral small molecule therapies for oncology and inflammatory diseases. Since December 2020, Dr. Gray has served as a member of the Board of Keros Therapeutics Inc., a publicly-held biotechnology company, as well as the chair of the audit committee and as a member of the compensation committee. Since December 2020, Dr. Gray has served as a member of the board of BioAtla Therapeutics, a publicly-held biotechnology company, as well as audit committee chair and as a member of the nominating and governance committee. From 2010 to 2018, Dr. Gray served as a member of the Board of Senomyx Inc., a biotechnology company working toward developing additives to amplify certain flavors and smells in foods. Dr. Gray also served as a member of the Board and audit committee Chair of Juniper Pharmaceuticals, a women’s health company, from April 2016 to August 2018. She served as a Board member of Galena Biopharma, a publicly-held biotechnology company from April 2016 to December 2017. From November 2014 to December 2016, she served as a Board member of TetraLogic, a publicly-held clinical-stage biopharmaceutical company focused on oncology and infectious diseases. Dr. Gray also served as a Board member of Acadia Pharmaceuticals, focused on commercialization of CNS therapies, from 2005 to 2016.  She served as a Board member of Dyax Corp., a rare disease company acquired by Shire in 2016, from 2001 to 2016. Dr. Gray is the President of Gray Strategic Advisors, LLC, a biotechnology strategic planning and advisory firm. Dr. Gray has a distinguished scientific background, completing pharmacology research in tumor biology, including the impact of therapeutics on cardiac membranes and began her career in biotechnology as a scientist focused on new drug development. She subsequently worked in equities research before becoming a senior analyst and portfolio manager. Dr. Gray earned a B.S. from University of South Carolina, a Ph.D. in pharmacology from the University of Vermont, and completed her post-doctoral work at Northwestern University Medical School and at the Yale University School of Medicine. Our nominating and corporate governance committee believes that Dr. Gray’s extensive experience in the biotechnology and biopharmaceutical industry qualifies her for service as a member of our Board.

Claude Nicaise, M.D. has served as a member of our Board since June 2015. He also serves as chair of our compensation committee and as a member of our research and development committee. Dr. Nicaise is the owner of Clinical Regulatory Services, a company providing advice on clinical and regulatory matters to biotechnology companies. He has served as an Executive Vice President Regulatory at Ovid Therapeutics Inc., a company that develops medicines for orphan diseases of the brain, since 2015. From 2008 to 2014, Dr. Nicaise was a Senior Vice President of Strategic Development and Global Regulatory Affairs at Alexion Pharmaceuticals Inc., a pharmaceutical company. From 1983 to 2008, Dr. Nicaise served in various positions of increasing responsibility at Bristol-Myers Squibb, including the following senior management positions: Vice-President of Global Development, Vice-President Worldwide Regulatory Science and Strategy and leadership positions in Oncology, Infectious Disease and NeuroScience Development. Dr. Nicaise holds an M.D. from the Universite libre de Bruxelles in Belgium. Our nominating and corporate governance committee believes that Dr. Nicaise’s significant experience in the pharmaceuticals sector, including in clinical and regulatory affairs, qualifies him for service as a member of our Board.

Hans Wigzell, M.D., Ph.D. has served as a member of our Board since June 2010. He also serves as a member of our nominating and corporate governance committee and a member of and chair of our research and development committee. In the past five years, Dr. Wigzell served as a director of Probi AB, Swedish Orphan Biovitrum AB and Valneva SE (a successor to Intercell AG), a biotechnology company, and currently serves as Chairman of Rhenman & Partners Asset Management AB, an investment management firm, and a director of RaySearch Laboratories AB, a medical technology company. Since 2006, Dr. Wigzell has served as a director of Karolinska Development AB, a company listed on the Nasdaq OMX Stockholm market that selects, develops and seeks ways to commercialize promising new Nordic lifescience innovations. He has also served as the Chairman of Karolinska Development AB since 2017. From 1995 to 2003, he was the President of the Karolinska Institute, a medical university and was General Director of the National Bacteriological Laboratory in Stockholm from 1987 to 1993. Dr. Wigzell is Chairman of the board of the Stockholm School of Entrepreneurship. He is an elected member of several national academies, including the Swedish Royal Engineering Academy, Sweden; the Royal Academy of Science, Sweden; the Danish Academy of Arts and Letters; the American Academy of Arts and Sciences; the Finnish Science Society; and the European Molecular Biology Organization. In addition to serving as President of the Karolinska Institute, his academic career includes being Chairman of the Nobel Prize Committee, and the Karolinska Institute and Distinguished External Advisory Professor of Ehime University, Japan. Additionally, Dr. Wigzell was appointed Chairman of the Nobel Assembly in 2000. Dr. Wigzell holds an M.D. and Ph.D. from the Karolinska Institute in Stockholm and he has received honorary doctorate degrees at University “Tor Vergata” in Rome, Italy, Turku University in Finland, The Feinstein Institute in New York and Helsinki University in Finland. Our nominating and corporate governance committee believes that Dr. Wigzell’s experience serving in leadership roles in various scientific and biotechnology institutions and companies in countries around the world qualifies him to serve as a member of our Board.

Our Board believes that having a diverse mix of directors with complementary qualifications, expertise, and attributes is essential to meeting its oversight responsibility. The table below summarizes the key qualifications, skills, and attributes most relevant to the decision to nominate candidates to serve on the Board. A mark indicates a specific area of focus or expertise. Our director nominees’ biographies describe each director’s background and relevant experience in more detail.

	Gender	Leadership Experience	Industry Knowledge	Sales or Marketing Experience	Accounting or Audit Experience	Public Policy or Regulation Experience	Academic or Technical Background	Public Company Board Experience
M. Kathleen Behrens, Ph.D.	F	✓	✓		✓	✓	✓	✓
Richard Barry	M	✓	✓	✓	✓	✓		✓
Mary Ann Gray, Ph.D.	F	✓	✓		✓		✓	✓
Douglas S. Ingram	M	✓	✓	✓	✓	✓	✓	✓
Claude Nicaise, M.D.	M	✓	✓			✓	✓	✓
Hans Wigzell, Ph.D.	M	✓	✓		✓	✓	✓	✓

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

ELECTION OF SAREPTA THERAPEUTICS, INC. DIRECTORS

(Proposal 1)

General

As of the date of this proxy statement, our Board is composed of six directors. Our Bylaws currently permit a maximum of eight directors and a minimum of one director. The Board may, from time to time, change the number of directors as permitted by the Bylaws, but no decrease in the number of directors will have the effect of shortening the term of any incumbent director.

Pursuant to the Restated Certificate, when there are six or more positions on the Board, the positions are divided into two equal, or nearly equal, classes, denoted as Class I and Class II. In even years, stockholders elect directors to fill all Class I positions, and in odd years, stockholders elect directors to fill all Class II positions. There is no cumulative voting for election of directors.

The following table sets forth the name of, and other information about, the nominees for election as a Class II director and those directors who will continue to serve after the Annual Meeting as Class I directors.

Name	Age	Director Since	Expiration of Term	Position(s) Held With Sarepta
Class II Director Nominees:
Richard J. Barry	62	2015	2021	Director
M. Kathleen Behrens, Ph.D.	68	2009	2021	Director and Chairwoman of the Board
Claude Nicaise, M.D.	68	2015	2021	Director

Class I Continuing Directors:
Douglas S. Ingram	58	2017	2022	President, CEO and Director
Hans Wigzell, M.D., Ph.D.	82	2010	2022	Director
Mary Ann Gray, Ph.D.	68	2018	2022	Director

Directors for a class whose term expires at a given annual meeting may be up for reelection for another two-year term at that meeting. Each director’s term will continue until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal. The Board positions are divided equally (or nearly equally) into the two classes. This classification of our Board may have the effect of delaying or preventing changes in control. Except as otherwise provided by law, any vacancy in the Board, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. There are no family relationships among any of our directors or executive officers.

Nominees for Class II Director Election at the 2021 Annual Meeting of Stockholders

There are three nominees standing for election as Class II directors at the Annual Meeting. Based on the recommendation of the nominating and corporate governance committee, our Board has approved the nomination of the following nominees for re-election as Class II Directors: Richard J. Barry, M. Kathleen Behrens, Ph.D., and Claude Nicaise, M.D. Each of the Class II director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

The Board’s nominating and corporate governance committee annually evaluates the composition of the Board to assess the skills and experiences that are currently represented on the Board and those that will be valuable given the Company’s current and future needs. In selecting Richard J. Barry, M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D. as director nominees, the nominating and corporate governance committee and the Board took into consideration, among other things, the Company’s strategic plans and the interests of the Company’s stockholders. For additional considerations related to the process followed by the nominating and corporate governance committee and the Board in making Board composition decisions this year, please read “Corporate Governance and Board Matters — Committees of the Board — Nominating and Corporate Governance Committee.” If elected, each of Richard J. Barry, M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D. will hold office as a Class II director until our 2023 annual meeting of stockholders or until his or her earlier death, resignation or removal.

If you sign your proxy or voting instruction card, but do not give instructions with respect to the voting of directors, your shares will be voted for the nominees recommended by our Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card. The Board expects that the nominees will be available to serve as directors. If any of Richard J. Barry, M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D. becomes unable to serve or for good cause will not serve, however, the proxy holders intend to vote for any nominee designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Vote Required and Board Recommendation

Each nominee who receives a majority of votes cast and entitled to vote at the Annual Meeting for such nominee will be elected as a director. Abstentions and broker non-votes, if any, will not affect the outcome of the vote in the election of directors.

The Board recommends that stockholders vote “FOR” the election of each of Richard J. Barry, M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D. as Class II Directors to the Board.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal 2)

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding, advisory basis, the 2020 compensation paid to our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

As described in detail under the section below captioned “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain senior executive management, to motivate their performance to attain clearly defined goals and to align their long term interests with those of our stockholders. We urge our stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement and the tables and narrative that follow for additional details about our executive compensation program, including information about the 2020 compensation paid to our named executive officers.

Our executive compensation program includes a significant pay-for-performance component that supports our business strategy and aligns the interests of our executives with those of our stockholders. In 2020, our executive compensation program rewarded financial, strategic and operational performance, and the achievement of pre-determined corporate goals and functional objectives (i.e., individual performance goals) selected by the compensation committee for each of our named executive officers to support our long-range plans and stockholder value creation. In light of the achievement of individual performance goals by our named executive officers, as applicable, and our corporate goals for 2020, we believe that the compensation paid to our named executive officers was appropriate.

Advisory Vote and Board Recommendation

We request stockholder approval, on an advisory basis, of the 2020 compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables within this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Accordingly, we ask that you vote “FOR” the following resolution at this meeting:

“RESOLVED, that the stockholders of Sarepta Therapeutics, Inc. approve, on an advisory basis, the compensation of the named executive officers for 2020, as disclosed in Sarepta Therapeutics, Inc.’s proxy statement for the Annual Meeting of Stockholders held in 2021 pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosures within the proxy statement.”

You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to approve the compensation of our named executive officers for 2020. As an advisory vote, the outcome of the vote on this proposal is not binding upon us.

Vote Required and Board Recommendation

Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders with respect to this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether the votes cast “FOR” this proposal represent a majority of the votes cast in this proposal, when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations. Unless the Board determines otherwise, the next “say-on-pay” advisory vote will be held at the 2022 annual meeting of stockholders.

The Board recommends that stockholders vote “FOR” the compensation of our named executive officers for 2020.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Proposal 3)

Our audit committee has selected the firm of KPMG LLP to be the Company’s independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements for the year ending December 31, 2021 and the Company’s internal control over financial reporting. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This appointment is being submitted for ratification at the meeting. If not ratified, the audit committee will reconsider this appointment, although the audit committee will not be required to appoint different independent auditors. KPMG LLP has served as our independent auditors since 2002.

Audit and Other Fees

The following table shows fees for professional services rendered by KPMG LLP for the years ended December 31, 2020 and December 31, 2019:

Fees	2020	2019
Audit fees	$1,786,000	$1,454,500
Tax fees	576,816	327,657
All other fees	1,780	1,780
Total	$2,364,596	$1,783,937

Audit fees are fees for the integrated audit of our 2020 and 2019 consolidated financial statements and effectiveness of internal control over financial reporting included in our Annual Reports on Form 10-K, reviews of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, assurance and related services that are related to the issuance of comfort letters for equity offerings and other services that are provided in connection with statutory and regulatory filings.

Tax fees are fees for international, state and local tax compliance and consultation services.

All other fees are fees related to subscription to KPMG LLP’s Accounting Research Online.

Policy on Audit Committee Pre-Approval of Fees

The audit committee must pre-approve all services to be performed for us by KPMG LLP. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between regularly scheduled meetings of the audit committee, the audit committee has delegated authority to the chairwoman of the audit committee to pre-approve services, in which case the chairwoman communicates such pre-approval to the full audit committee at its next meeting. The audit committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During 2020 and 2019, all services provided by KPMG LLP were pre-approved by the audit committee in accordance with this policy.

Vote Required and Board Recommendation

The proposal will be approved if the votes cast in favor of this proposal exceed the votes cast against this proposal.

The audit committee has approved the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.

The Board recommends that stockholders vote “FOR” ratification of this appointment.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

STOCK OWNED BY SAREPTA THERAPEUTICS, INC. MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of April 12, 2021, with respect to: (i) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (# of Shares)(2)	Percent of Class(2)
Non-Employee Directors
Richard J. Barry(3)	3,165,349	4.0%
M. Kathleen Behrens, Ph.D.(4)	225,754	*
Hans Wigzell, M.D., Ph.D.(5)	76,755	*
Claude Nicaise, M.D.(6)	51,835	*
Mary Ann Gray(7)	14,810	*
Officers
Douglas S. Ingram(8)	357,868	*
Gilmore O'Neill(9)	126,195	*
Ian M. Estepan(10)	88,662
Louise Rodino-Klapac, Ph.D.(11)	66,063	*
William Ciambrone(12)	30,120	*
Joseph Bratica(13)	21,061	*
Former Officers
David Tyronne Howton, Jr.(14)	47,867	*
Sandesh Mahatme(15)	32,272	*
All current directors and current and former officers as a group (13 persons)(16)	4,304,611	5.4%
5% Stockholder
Capital Research Global Advisors, 333 South Hope Street, 55th FL, Los Angeles CA 90071(17)	8,024,130	10.1%
The Vanguard Group, 100 Vanguard Blvd., Malvern PA 19355(18)	7,217,259	9.0%
Fidelity Investments, 245 Summer Street, Boston, MA 02210(19)	6,115,228	7.7%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10022(20)	5,379,215	6.7%
Shares Issued and Outstanding 4/12/2021	79,754,178

*	Indicates beneficial ownership of one percent or less.
(1)

Except as otherwise indicated, the address of each stockholder identified is c/o Sarepta Therapeutics, Inc., 215 First Street, Cambridge, MA 02142. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.

(2)

Beneficial ownership is determined in accordance with rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days as of April 12, 2021 are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(3)	Includes 42,709 shares of our common stock subject to options exercisable within 60 days of April 12, 2021.
(4)	Includes 87,963 shares of our common stock subject to options exercisable within 60 days of April 12, 2021.
(5)	Includes 62,963 shares of our common stock subject to options exercisable within 60 days of April 12, 2021.
(6)	Includes 42,709 shares of our common stock subject to options exercisable within 60 days of April 12, 2021.
(7)	Includes 9,100 share of our common stock subject to options exercisable within 60 days of April 12, 2021.

(8)

Includes 41,875 RSAs subject to vesting. Mr. Ingram has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(9)	Includes 117,674 shares of our common stock subject to options exercisable within 60 days of April 12, 2021.
(10)	Includes 79,306 shares of our common stock subject to options exercisable within 60 days of April 12, 2021.
(11)	Includes 64,308 shares of our common stock subject to options exercisable within 60 days of April 12, 2021.
(12)	Includes 30,013 shares of our common stock subject to options exercisable within 60 days of April 12, 2021 and 107 shares of our common stock purchased pursuant to our Employee Stock Purchase Plan.
(13)	Includes 15,266 shares of our common stock subject to options exercisable within 60 days of April 12, 2021.
(14)	The amount is based on a Form 4 filed on July 9, 2020. Mr. Howton resigned effective December 14, 2020.
(15)	The amount is based on a Form 4 filed on June 22, 2020. Mr. Sandesh resigned effective July 6, 2020.
(16)	Includes (i) 568,007 shares of our common stock subject to options exercisable within 60 days of April 12, 2021, (ii) 41,875 shares of RSAs subject to vesting.
(17)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 10, 2021, reporting beneficial ownership of Capital Research Global Investors has sole voting power over 8,021,170 shares of our common stock and sole dispositive power over 8,024,130 shares of our common stock.

(18)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 8, 2021, reporting beneficial ownership of The Vanguard Group. The Vanguard Group has shared voting power of 79,102 of our common stock, sole dispositive power over 7,035,404 shares of our common stock and shared dispositive power over 181,855 shares.

(19)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 5, 2021, reporting beneficial ownership of Fidelity Investments has sole voting power over 645,534 shares of our common stock and sole dispositive power over 6,115,228 shares of our common stock.

(20)

Based solely on information contained in the Schedule 13G/A filed with the SEC on January 31, 2021, reporting beneficial ownership of BlackRock, Inc. BlackRock Inc. has sole voting power over 4,915194 shares of our common stock and sole dispositive power over 5,379,215 shares of our common stock.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Equity Compensation Plan Information

The table below summarizes information, as of December 31, 2020, with respect to shares of our common stock that may be issued under our equity plans:

	Number of securities to be issued upon exercise of outstanding options		Number of securities to be issued upon vesting of outstanding restricted stock units		Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a) and (b))
Plan Category	(a)		(b)		(c)	(d)
Equity compensation plans approved by security holders	3,129,188	(1)	680,935	(1)	$92.76	6,277,289	(2)
Equity compensation plan not approved by stockholders(3)	4,715,759		266,144		$55.91	1,441,592
Total	7,844,947		947,079		$70.61	7,718,881
(1)

Of the number of securities to be issued upon exercise or vesting, 2,394,463 shares of our common stock are subject to outstanding options and RSUs under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), and 1,415,660 shares of our common stock are subject to outstanding options and RSUs under our Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”). Following the adoption of the 2018 Plan, no further grants will be, or have been, made under the 2011 Plan.

(2)

Represents 5,808,140 shares of our common stock reserved for future issuance under the 2018 Plan and 469,149 shares of our common stock reserved for issuance under the Amended and Restated 2013 Employee Stock Purchase Plan.

(3)

In February 2014, to facilitate inducement awards to new hires under Nasdaq listing Rule 5635(c)(4), the Company adopted its 2014 Employment Commencement Incentive Plan (the “2014 Plan”). In February 2020, the Board approved an amendment to the 2014 Plan to increase the number of authorized shares of common stock available for issuance under the Plan by 1,000,000 to 7,590,000 shares. Of the number of securities to be issued upon exercise and vesting, 4,981,903 shares of our common stock are subject to outstanding options and RSUs under the 2014 Plan.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

AUDIT COMMITTEE REPORT

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The audit committee oversees the financial reporting process of the Company on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report with management, including a discussion of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The audit committee discussed with KPMG LLP, our independent registered public accounting firm that is responsible for expressing an opinion on the conformity of audited consolidated financial statements with generally accepted accounting principles and an opinion on our internal controls over financial reporting, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. In addition, the audit committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP their independence. The audit committee has considered the effect of non-audit fees on the independence of KPMG LLP and has concluded that such non-audit services are compatible with the independence of KPMG LLP.

The audit committee discussed with KPMG LLP the overall scope and plans for its audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews, its observations regarding our internal controls and the overall quality of our financial reporting. The audit committee held a total of five meetings during 2020.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the 2020 audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

This report has been furnished by the members of the audit committee.

AUDIT COMMITTEE

M. Kathleen Behrens, Ph.D., Chairwoman

Richard J. Barry

Mary Ann Gray, Ph.D.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board’s Role in Risk Oversight

The Board and its standing committees (audit, compensation, nominating and corporate governance and research and development) oversee the management of risks inherent in the operation of our business. The Board has delegated certain risk management responsibilities to its committees. The Board and the audit committee evaluate our policies with respect to risk assessment and risk management, and monitor our liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and external auditors and other advisors. In its periodic meetings with the independent accountants, the audit committee discusses the scope and plan for the audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. In addition, the audit committee also oversees and reviews with management the Company’s cybersecurity policies, procedures and programs, including hardware and software improvements, to mitigate the risk of cyber-related threats and reports the findings of such review to the Board on an annual basis.  As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The Board and the nominating and corporate governance committee monitor our governance and succession risk by regular review with management and outside advisors. The Board and the research and development committee evaluate progress on research and development activities intended to identify, screen or advance drug candidates either for the Company´s proprietary benefit or as part of an external collaboration.

Board Leadership Structure

The positions of Chief Executive Officer and Non-Executive Chairwoman of the Board are held by two different individuals. Currently, Mr. Ingram serves as our Chief Executive Officer and Dr. Behrens serves as the Chairwoman of the Board. Our Non-Executive Chairwoman has many of the duties and responsibilities that a “lead independent director” might have and, therefore, the Board has determined not to designate a separate “lead independent director.” This current structure allows our Chief Executive Officer to focus on our strategic direction and our day-to-day business, while our Non-Executive Chairwoman provides guidance to the Chief Executive Officer and leads the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position given our commercial stage and number of product candidates, as well as the commitment required to serve as our Non-Executive Chairwoman. The Board believes that this leadership structure is appropriate because it allows us to speak externally to our various constituents, as well as internally to our officers and employees, on a unified and consistent basis, and fosters clear accountability and effective decision-making. At the same time, our Board’s structure incorporates appropriate independence and programs for risk management oversight of our overall operations, including our compensation programs. The Board will continue to assess the appropriateness of this structure as part of the Board’s broader succession planning process.

We have been, and continue to be, a strong advocate of the independence of the Board and have put into place measures to see that the members of our Board provide independent oversight. The Board believes that it also has established substantial independent oversight of management. For example, all of our current directors and director nominees, except for Mr. Ingram, are independent under Nasdaq guidelines. In addition, each of the Board’s four standing committees is currently comprised solely of independent directors. Each of the standing committees operates under a written charter adopted by the Board. Also, our non-employee directors meet in executive session periodically without management in attendance. One result of this focus on director independence is that oversight of critical matters, such as the integrity of our financial statements, employee compensation, including compensation of the executive officers, the selection of directors and the evaluation of the Board and its committees, is entrusted to independent directors.

Board and Committee Meetings

During 2020, our Board met nine times and acted by unanimous written consent nine times. During 2020, our audit committee met five times and acted by written consent three times, our compensation committee met ten times and acted by written consent sixteen times, our nominating and corporate governance committee met three times and acted by written consent once, and our research and development committee met three times and did not act by written consent. None of our directors attended fewer than 75% of the aggregate of all meetings of the Board and committees on which such director served. We require all domestic-based members of the Board to attend in person the annual meeting of the stockholders absent disability, illness, an emergency, or other unusual circumstances reasonably necessitating the director not being at the annual meeting, and unless the annual meeting is held solely as a virtual meeting. All of the directors serving on our Board at the time of the annual meeting in 2020 attended the 2020 annual meeting of stockholders.

Determination Regarding Director Independence

The Board has determined that each of our current directors, except for Mr. Ingram, is an “independent director” as that term is defined in Nasdaq Marketplace Rule 5605(a)(2). The independent directors generally meet in executive session at least quarterly.  The Board also determined that John Martin, Ph.D. had been an “independent director” as the term is defined in Nasdaq Marketplace Rule 5605(a)(2).

The Board has also determined that each current member of the audit committee and the compensation committee meets the heightened independence standards applicable to those committees prescribed by Nasdaq, the Securities and Exchange Committee and the Internal Revenue Service.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all directors and employees, including all officers, managers and supervisors, and is intended to ensure full, fair, accurate, timely and understandable disclosures in our public documents and reports, compliance with applicable laws, prompt internal reporting of violations of these standards and accountability for adherence to standards. We have contracted with a third party to provide a method for employees and others to report violations of the Code of Conduct anonymously. A copy of the Code of Conduct is posted on our website at www.sarepta.com under “Investors - Corporate Governance.”

Policy Against Hedging of Stock

Our insider trading policy prohibits our directors, officers and employees from entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership.  When that occurs, the individual may no longer have the same objectives as our other stockholders.

Corporate Sustainability

The pillars that support our mission to be the global leader in precision genetic medicine are our five cultural values:

We routinely measure our culture and values through employee surveys and by using our values as a basis for our employee performance reviews. The Board provides oversight and guidance to support the continued focus on and importance of culture to our Company.

We understand that delivering on our mission over the long term requires a focus on corporate sustainability, including environmental, social, and governance (“ESG”) considerations. Specifically, we focus on the following:

•

Patients Support: We are committed to ensuring our innovations reach as many patients as possible, as quickly as possible. We provide patient support and education programs and have instituted philanthropic initiatives that provide financial assistance to patients.

•

Diversity and Inclusion: We strive to promote diversity, inclusion, equal opportunity and personal development. In the area of gender diversity, representation of women has increased over the past several years: in 2017 and 2018, women made up 51% of our workforce, and in 2019, this percentage increased to 54%. As of December 31, 2020, women made up 55% of our workforce. The number of women in leadership positions has also consistently increased. In 2017, women represented 35% of the leadership positions at the Director level and above.  This percentage increased to 36% in 2018, 44% in 2019 and 47% as of December 31, 2020. As of December 31, 2020, women held two of the seven seats of our Board of Directors, including the Chair of the Board. Racial and ethnic diversity has also increased in the past few years, from 23% of our workforce being racially/ethnically diverse in 2017 and 2018, to 26% in 2019 and 29% as of December 31, 2020. As of December 31, 2020, 44% of our Executive Committee, which includes the most senior leadership positions in the Company, was diverse based on gender and ethnicity.

•

Dedication to Employees: We believe in the importance of investing in our employees’ health, wellness and ongoing professional development.  To that end, we offer a comprehensive total rewards package that includes market-competitive pay, broad-based equity grants and bonuses, healthcare benefits, pension and retirement savings plans, paid time off and family leave, caregiving support, fitness subsidies, tuition reimbursement and an Employee Assistance Program. We offer online and instructor led learning opportunities for employees at every stage in their career, and in 2020, we launched ELEVATE – our leadership development program, the participants of which are ethnically, racially and gender diverse.

•	Environment: We understand that we have a responsibility to protect our environment and sponsor various programs in an effort to reduce, reuse and recycle.

•

Community Involvement: Supporting and giving back to the communities in which we live and work are at the core of our values. Through both corporate initiatives and individual contributions of our employees, we seek to make a difference.

The COVID-19 pandemic is having a significant impact on our community and the normal working environment of our employees.  In recognition of these challenges, we have taken steps over the past year to address the current COVID-19 pandemic, including:

•	supporting employees by remote work and providing a flexible schedule, leveraging virtual meeting technology and encouraging them to follow local guidance;
•	protecting facility-dependent employees, including those needed to maintain manufacturing and clinical research, by instituting strict protocols designed to ensure they remain healthy;
•	contributing to funds that provide essential services and support to first responders, critical care providers and families in need due to the COVID-19 pandemic; and
•	evaluating the application of our technologies to combat COVID-19.

Committees of the Board

During 2020 our Board had four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the research and development committee. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee, as adopted by our Board, are available on our website at www.sarepta.com under “Investors — Corporate Governance.” The functions performed by each committee and the members of each committee are described below.

Audit Committee

The audit committee reviews with our independent registered public accounting firm the scope, results and costs of the annual audit and our accounting policies and financial reporting. Our audit committee (i) has direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm, (ii) discusses with our auditors their independence from management, (iii) reviews the scope of the independent annual audit, (iv) establishes procedures for handling complaints regarding our accounting practices, (v) oversees the annual and quarterly financial reporting process, (vi) has authority to engage any independent advisors it deems necessary to carry out its duties, and (vii) has appropriate funding to engage any necessary outside advisors. A full description of the responsibilities and duties of the audit committee is contained in the audit committee charter. The current members of the audit committee are M. Kathleen Behrens, Ph.D. (Chairwoman), Richard J. Barry and Mary Ann Gray, Ph.D. The Board has determined that each member of the audit committee is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The audit committee report is included in this proxy statement. The audit committee charter requires the audit committee to review and assess the charter’s adequacy annually.

Compensation Committee

The compensation committee oversees our compensation and benefits practices and programs, as more fully described in the “Compensation Discussion and Analysis” section of this proxy statement. The current members of the compensation committee are Claude Nicaise, M.D. (Chairman), Richard J. Barry and Mary Ann Gray, Ph.D. The compensation committee report is set forth in the “Compensation Committee Report” section of this proxy statement.

To introduce fresh perspectives and to broaden and diversify the views and experiences represented on the compensation committee, we have implemented a compensation committee Chairperson and member rotation. The compensation committee charter includes a term limit of five years for the Chairperson of the compensation committee, with the first five-year period running from December 11, 2018. In addition, one member of the compensation committee will rotate out of the compensation committee every three years, with the first three-year period running from December 11, 2018, and any member that rotates out of the compensation committee pursuant to this policy may be eligible to rejoin the compensation committee only after a period of one calendar year from the date he or she ceases to serve as a member of the compensation committee. Pursuant to its charter, the compensation committee has the authority to delegate any of its responsibilities to subcommittees as the compensation committee may deem appropriate in its sole discretion.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee reviews candidates and makes recommendations of director nominees for the Board. The nominating and corporate governance committee also is responsible for considering and making recommendations to the Board concerning the appropriate size, functions and needs of the Board, and ensuring compliance with the Code of Conduct. As part of its duties, the nominating and corporate governance committee will consider individuals who are properly proposed by stockholders to serve on the Board in accordance with laws and regulations established by the SEC and Nasdaq, our Bylaws and applicable corporate law, and make recommendations to the Board regarding such individuals based on the established criteria for members of our Board. The nominating and corporate governance committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations. The current members of the nominating and corporate governance committee are Richard J. Barry (Chairman), Hans Wigzell, M.D., Ph.D. and Mary Ann Gray, Ph.D.

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. In addition, the Board believes that there are certain attributes that every member of the Board should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs. The nominating and corporate governance committee has not established specific minimum age, education and years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, each director will have the highest personal and professional ethics, integrity and values and will consistently exercise sound and objective business judgment. It is expected that the Board as a whole will have individuals with significant appropriate senior management and leadership experience, a long-term and strategic perspective, the ability to advance constructive debate and a global perspective. These qualifications and attributes are not the only factors the nominating and corporate governance committee will consider in evaluating a candidate for nomination to the Board, and the nominating and corporate governance committee may reevaluate these qualifications and attributes at any time.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria include the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of our business, independence, judgment and integrity, ability to commit sufficient time and attention to Board activities, and any potential conflicts with our business and interests. In addition, the Board and the nominating and corporate governance committee annually evaluate the composition of the Board to assess the skills and experience that are currently represented, as well as the skills and experience that the Board will find valuable in the future, given our strategic plans. While not maintaining a specific policy on Board diversity requirements, the Board and the nominating and corporate governance committee believe that diversity is an important factor in determining the composition of the Board and, therefore, seek a variety of occupational and personal backgrounds for its members in order to obtain a broad range of viewpoints and perspectives and to enhance the diversity of the Board. This annual evaluation of the Board’s composition enables the Board and the nominating and corporate governance committee to update the skills and experience they seek in the Board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the Board and the nominating and corporate governance committee may identify specific skills and experience that they believe we should seek in order to constitute a balanced and effective Board.

The nominating and corporate governance committee will consider for nomination to the Board candidates recommended by stockholders, provided that such recommendations are delivered to the nominating and corporate governance committee in the manner described below under “Communications with the Board,” together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected.  The nominating and corporate governance committee must receive the foregoing information not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is more than 30 days before or more than 60 days after the anniversary date, the nominating and corporate governance committee must receive the foregoing information not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the date of the annual meeting is first disclosed in a public announcement.  The nominating and corporate governance committee will consider nominations to the Board from stockholders who comply with the foregoing procedures and will consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources, which is described above.

Except as set forth above, the nominating and corporate governance committee does not have a formal process for identifying and evaluating nominees for director. The nominating and corporate governance committee does not currently engage any third-party director search firms, but may do so in the future if it deems such engagement appropriate and in our best interests. These matters will be considered by the nominating and corporate governance committee in due course, and, if appropriate, the nominating and corporate governance committee will make a recommendation to the Board addressing the nomination process.

Research and Development Committee

The research and development committee was formed to provide the Board with a deeper insight into the research and development activities at the Company. The research and development committee receives information for evaluation progress on research and development activities intended to identify, screen or advance drug candidates either for the Company´s proprietary benefit or as part of an external collaboration. In its review, the research and development committee includes external competition for early research programs, whether technology or therapeutic program based, as well as basic research, preclinical activities and clinical studies. Based on information received by the research and development committee, the committee advises to the full Board regarding: a) research and development activities to support the Company’s multi-year strategic plan; b) appropriateness of the overall annual research and development budget relative to the strategic plan and other major expenditures; c) advisability of collaborative programs; and d) advisability of management’s recommendations for initiation of clinical studies. The current members of the research and development committee are Hans Wigzell, M.D., Ph.D. (Chairman), M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D.

Communications with the Board

The Board welcomes and encourages stockholders to share their thoughts regarding our Company. While the Board encourages such communication, for a variety of reasons, including, but not limited to compliance with securities laws, fiduciary duties of the directors and good business practices relating to corporate communications, our preference is that stockholders communicate with the Board in compliance with our communications policy. Our communications policy, as adopted by the Board, provides that all communications should be in writing and directed to the attention of our Investor Relations Department at Sarepta Therapeutics, Inc., 215 First Street, Cambridge, MA 02142, or investors@sarepta.com. Our Investor Relations Department will review the communication, and if the communication is determined to be relevant to our business operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature), Investor Relations will then distribute a copy of the communication to the chair of the Board, the chair of the audit committee, and our internal and outside counsel. Based on the input and decision of these persons, along with the entire Board, if it is deemed necessary, we, through our Investor Relations Department, will respond to the communication.

Compensation of Board

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that the members of the Board expend in fulfilling their duties to us as well as the skill level we require of our directors. We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us.

Director compensation is reviewed annually by the compensation committee, who receives input and recommendations from Radford, its independent, third-party compensation consultant. From time to time, the compensation committee makes recommendations to the Board regarding changes to the Company’s non-employee director compensation. Our director compensation policy was initially adopted in September 2010 and was updated by the Board in February 2019 upon the recommendation of the compensation committee and after consideration of peer data presented by Radford (the “Director Compensation Policy”).

In 2018, the Company adopted, and stockholders approved, the 2018 Plan. The 2018 Plan provides that any equity-based awards granted to any non-employee director under the 2018 Plan in respect of any fiscal year combined with any cash-based compensation granted to any non-employee director under the 2018 Plan or otherwise in respect of any fiscal year, in each case solely with respect to his or her service to the Board, may not exceed $1 million based on the aggregate fair market value (determined as of the date of grant) of any equity-based awards plus the aggregate value of any cash-based compensation, except that with respect to the initial fiscal year in which a non-employee director commenced service on the Board, such annual limit is $1,500,000.

Cash Compensation

Under the cash compensation component of the Director Compensation Policy, our non-employee directors received cash compensation of $50,000 per year for their service on the Board. In addition, any non-employee director serving as chair, or interim chair, of the Board received an additional $36,000 per year for such service as chair. The chair of the audit committee received an additional fee of $25,000 per year for such service; the chair of the compensation committee received an additional fee of $20,000 per year for such service; the chair of the nominating and corporate governance committee received an additional fee of $13,000 per year for such service; and the chair of the research and development committee received an additional fee of $13,000 per year for such service. Finally, members of committees who are not serving as the chairs of such committees received an additional fee of $12,500 per year for services as audit committee members; $10,000 per year for services as compensation committee members; $6,500 per year for services as nominating and corporate governance committee members; and $6,500 per year for services as research and development committee members. All cash fees are paid on a quarterly basis at the beginning of the applicable quarter. Our non-employee directors’ cash compensation for their services on our Board and its committees during 2020 was between the 50th and 75th percentiles of our peer group, which is the same peer group used for executive compensation purposes, as described in more detail below in our Compensation, Discussion and Analysis section, but aggregate cash expense remained below the market 25th percentile as a result of our smaller board size.

Stock-Based Compensation

Initial Grants. Pursuant to the Director Compensation Policy, each individual who is first elected, or appointed, as a non-employee member of the Board is automatically granted an initial grant with an aggregate grant date fair value of approximately $712,500, divided equally into restricted stock units (“RSUs”) and an option to purchase shares of the Company’s common stock (the “Initial Option”). The exercise price of the Initial Option will equal the closing sales price of the Company’s common stock as reported by The Nasdaq Global Select Market on the date of grant. The RSUs and the Initial Option vest in three equal annual installments beginning on the one-year anniversary of the grant, subject to continued service to the Board.

Annual Option and RSU Awards. Pursuant to the Director Compensation Policy, our non-employee directors received an annual equity grant with an aggregate grant date fair value of approximately $475,000; this target grant date fair value falls at the 75th percentile of the grant date value of equity-based remuneration awarded to directors of companies in our peer group, but aggregate annual equity compensation falls approximately at the 50th percentile as a result of our smaller board size. The Board determined that the annual equity compensation was appropriate considering our smaller board size, the degree of Board involvement and the high frequency of Board meetings. This annual equity grant was divided equally between an option to purchase shares of the Company’s common stock (the “Annual Option”) and an RSU award, based on the closing sales price of the Company’s common stock as reported by The Nasdaq Global Select Market on the date of grant. The Annual Option and the RSUs vest in full on the one-year anniversary of the grant date, provided that the non-employee director continues to serve as a director until such date.

The following table sets forth compensation information for our current and former non-employee directors that served on our Board in 2020. All compensation numbers are expressed in U.S. dollars.

Name	Fee Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total
Current Directors:
M. Kathleen Behrens, Ph.D.	$117,500	$237,525	$209,422	—	$564,447
Richard J. Barry	$86,250	$237,525	$209,422	—	$533,197
Claude Nicaise, M.D.	$78,000	$237,525	$209,422	—	$524,947
Hans Wigzell, M.D., Ph.D.	$69,500	$237,525	$209,422	—	$516,447
Mary Ann Gray, Ph.D.	$76,556	$237,525	$209,422	—	$523,503
Former Director
John Martin, Ph.D.(2)	$49,729	$593,756	$523,583	—	$1,167,068
Michael W. Bonney (3)	$13,393	$237,525	$214,795	—	$465,713

(1)

The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of RSU and option awards granted in 2020 calculated in accordance with FASB ASC Topic 718, disregarding the effect of forfeitures. Assumptions used in the calculation of these amounts are included in Note 15 to the consolidated financial statements set forth in our Annual Report. As of December 31, 2020, each of our non-employee directors had the following number of options and RSUs outstanding, respectively: Dr. Behrens: 94,568 options and 2,075 RSUs; Mr. Barry: 44,314 options and 2,075 RSUs; Dr. Nicaise: 44,314 options and 2,075 RSUs; Dr. Wigzell: 74,568 options and 2,075 RSUs, Dr. Martin: 12,325 options and 2,075 RSUs, Dr. Gray: 13,576 options and 2,075 RSUs, Mr. Bonney: 214 options and 0 RSUs.

(2)

Dr. Martin was appointed to the Board on January 8, 2020 and served until his unexpected passing on March 30, 2021.  The unvested options and RSUs held by Dr. Martin at the time of his passing became fully vested in accordance with the terms of the awards.

(3)	Mr. Bonney resigned from the Board on March 18, 2020.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis (CD&A) that follows is organized in three parts:

I.	2020 Compensation Program Overview and Factors That Influenced 2020 Named Executive Officer Compensation
II.	2020 Named Executive Officer Compensation
III.	Compensation Agreements for Named Executive Officers

Throughout this CD&A, individuals who served as our principal executive officer and principal financial officer during 2020, as well as the other executive officers included in the Summary Compensation Table included herein, are referred to as the “named executive officers.” Our named executive officers for 2020 were:

Name	Position(s)
Douglas S. Ingram	President and Chief Executive Officer
Ian M. Estepan(1)	Executive Vice President, Chief Financial Officer
Sandesh Mahatme(2)	Former Executive Vice President, Chief Financial Officer and Chief Business Officer
Joseph Bratica	Former Interim Principal Finance and Accounting Officer (currently, our Controller)
William F. Ciambrone	Executive Vice President, Technical Operations
David Tyronne Howton, Jr. (3)	Former Executive Vice President, General Counsel and Corporate Secretary
Gilmore O’Neill, M.B., M.M.Sc.	Executive Vice President, R&D and Chief Medical Officer
Louise Rodino-Klapac, Ph.D. (4)	Executive Vice President, Chief Scientific Officer

(1)	Mr. Estepan was appointed to this position effective December 14, 2020.
(2)	Mr. Mahatme resigned from the Company effective July 10, 2020.
(3)	Mr. Howton resigned from the Company effective December 14, 2020.
(4)	Dr. Rodino-Klapac was appointed to this position effective December 14, 2020.

I.   2020 Compensation Program Overview and Factors That Influenced 2020 Named Executive Officers’ Compensation

Executive Summary

Despite the unanticipated challenges posed by the COVID-19 pandemic, we were able to achieve the majority of our 2020 business goals and continued to make significant progress with both our RNA platform and our novel gene therapy engine.

With respect to our RNA platform, we:

•	achieved another successful year of Exondys 51 and Vvondys 53 sales, with net revenue of approximately $455.9 million, or about 20% year over year growth;
•	completed the submission of a New Drug Application (“NDA”) to the U.S. Food and Drug Administration (the “FDA”) for casimersen;
•	built phosphorodiamidate morpholino oligomer (“PMO”) clinical and commercial supply without dosing interruption; and
•	gained valuable safety and pharmacokinetics (“PK”)/ pharmacodynamics (“PD”) insights from our peptide phosphorodiamidate morpholino oligomer (“PPMO”), SRP-5051 clinical trial.

Our progress with our gene therapy engine included the advancement of the following programs:

•	Micro-dystrophin Duchenne muscular dystrophy (“DMD”) gene therapy (SRP-9001):
o	We completed the enrollment for our study SRP-9001-102 (“Study 102”).

o

While we were not able to initiate Study 301 in light of the objection of the Office of Tissues and Advanced Therapies of the FDA (“OTAT”) to our potency release assay approach, we adapted rapidly to the challenges posed by the OTAT communication and feedback and commenced our study SRP-9001-103 (“Study 103”), evaluating the safety and expression of commercially representative material for SRP-9001, within 60 days of gaining concurrence from OTAT.

o	We completed a comparability assessment to support commencement of Study 103.
o

We completed preparation for the launch of SRP-9001, including RH74 LDT assay, site readiness initiation, completion of analysis on access and reimbursement approach, development of our registry approach and initiation of global gene therapy education to support commercial readiness.

•	Limb-Girdle Muscular Dystrophy (“LGMD”) 2E (SRP-9003):
o	In June 2020 and September 2020, we reported positive safety and expression data for clinical trial participants in both the high and low dose cohorts.
o	We manufactured Good Manufacturing Practice (“GMP”) material for the program and made dosing selection decisions.
o	We engaged in discussions with the FDA and used the learnings to inform the development and regulatory strategy for other sarcoglycan candidates and for dsyferlin and anactomin-5.
o	We established integrated development plans and manufacturing plans for all LGMDs.

To further expand our gene therapy engine, we entered into a number of strategic, gene therapy-related, collaborations, including agreements with Selecta Biosciences, Dyno Therapeutics, Codiak Biosciences, Hansa Biopharma, University of Florida and AavantiBio.

In 2020, we also continued to enhance our corporate culture aspirations, embedding our values in our hiring, rewards system and internal communications. One of the results of these efforts was that in November 2020, the Company was named one of the top places to work in Massachusetts in the large-company category by The Boston Globe, an honor awarded based on employee feedback.

While the COVID-19 pandemic introduced new and unprecedented challenges, our response was swift and effective. We successfully transitioned to a largely virtual work environment and supported safety and continued productivity for the approximately 15% of employees who are facility-dependent through remodeled work spaces and enhanced policies and testing. We also executed an agreement with The United States Army Medical Research Institute of Infectious Diseases (“USAMRIID”) to design and manufacture four potential PPMO anti-viral therapies to treat COVID-19.

The Company’s accomplishments in 2020 were directly tied to the performance of the Company’s named executive officers, and thus were an important factor in determining the named executive officers’ compensation for 2020. In light of these significant accomplishments, the named executive officers received cash payments in an amount equal to 100% of their target bonuses, based on achievement of pre-established corporate goals. To further align the long-term interests of our executives with those of our stockholders and to enhance retention, our named executive officers (except for Messrs. Ingram and Ciambrone) received annual equity grants with a four-year vesting period. In addition, in February 2020, based on peer company and market survey data provided by Radford, the compensation committee approved salary increases for our named executive officers. These and other compensation decisions are further detailed below.

2020 also brought several leadership transitions. In July 2020, Mr. Mahatme resigned from his positions as the Company’s Executive Vice President, Chief Financial Officer and Chief Business Officer. In August 2020, our Board designated Mr. Bratica as the Company’s interim Principal Financial and Accounting Officer. Mr. Bratica served in this role until the appointment of Mr. Estepan as our Chief Financial Officer in December 2020. In addition, in December 2020, we announced the promotion of Louise Rodino-Klapac, Ph.D. to Executive Vice President, Chief Scientific Officer and the resignation of Mr. Howton from his position as the Company’s Executive Vice President, General Counsel and Corporate Secretary. In February 2021, our Board appointed Ryan Brown as the Company’s Senior Vice President, General Counsel and Corporate Secretary. The appointments of Dr. Rodino-Klapac and Messrs. Estepan and Brown align with our aspiration to provide growth opportunities and build leaders from within the Company, when possible.

Overview of Named Executive Officer Compensation Program

Objectives and Design

The objectives of our executive officer compensation policies and programs are to attract and retain well-qualified senior executive management, to motivate their performance to attain clearly defined goals and to align their long-term interests with those of our stockholders. In addition, our compensation committee believes that maintaining and improving the quality and skills of our executive management team, and appropriately incentivizing their performance, are critical factors affecting our stockholders’ realization of long-term value. We intend for total compensation, which we define as base salary, incentive cash compensation, equity compensation and benefits, to be competitive in the biopharmaceutical marketplace in which we compete for talent in order to help us achieve our short- and long-term financial and operational goals.

Providing a competitive level of total compensation is essential to attracting and retaining executive level employees during this critical stage of building a genetic medicine engine, preparing for the potential launch of additional RNA and gene therapy-based product candidates and advancing our ambitious goals as an organization. The development of novel gene therapy-based product candidates and the preparation for their potential launch call for new levels of innovation and expertise in science, pricing, drug access and manufacturing strategies. These challenges not only require an experienced executive team, but also one that is able, willing and properly incentivized to meet the high demands required of them at our Company. The overall market for experienced management is highly competitive in the life sciences and biopharmaceutical industries and we face substantial competition in recruiting and retaining top professionals from companies ranging from large and established biopharmaceutical companies to entrepreneurial early stage companies. We expect competition for appropriate technical, commercial and management skills to remain strong for the foreseeable future.

Our compensation committee works closely with Radford throughout the year to ensure that our compensation program remains competitive within the market in which we compete for talent. One of the services provided by Radford to our compensation committee is the identification of a market framework (including a peer group of companies) for formal compensation benchmarking purposes. Peer group benchmarking is one of the key factors considered by the compensation committee in setting named executive officer compensation levels and making other compensation decisions.

While starting base salaries and our benefit programs are fixed, merit salary increases, actual cash incentive awards and annual equity grants are based on performance measured against strategic and operational goals.

The following executive compensation principles form the basis of the Company’s compensation philosophy and guided the compensation committee during 2020 in fulfilling its roles and responsibilities:

•	compensation levels and opportunities should be sufficiently competitive to facilitate recruitment and retention of experienced executives in our highly competitive talent market;
•

compensation should reinforce our business strategy by integrating and communicating key metrics and operational performance objectives and by emphasizing at risk short- and long-term incentives in the total compensation mix;

•

compensation programs should align executives’ long-term financial interests with those of our stockholders by providing equity-based incentives without incentivizing the executives to take inappropriate risks in order to enhance their individual compensation;

•	executives with comparable levels of responsibility should be compensated comparably; and
•	compensation should be transparent and easily understandable to both our executives and our stockholders.

Commitment to Pay for Performance

The compensation committee believes that the total compensation package provided to our named executive officers, which combines both short- and long-term incentives, (i) is competitive without being excessive, (ii) is at an appropriate level to assure the retention and motivation of highly skilled and experienced leadership, (iii) is attractive to any additional talent that might be needed in a rapidly changing competitive landscape, (iv) avoids creating incentives for inappropriate risk-taking by the named executive officers that might be in their own self-interests, but might not necessarily be in the best short- and long-term interests of our stockholders, and (v) provides the appropriate incentives to our executives to create long-term organizational and stockholder value by granting to our executive officers equity awards with four-year vesting periods. The extended vesting periods are designed to incentivize our named executive officers to focus on the long-term interests of the Company. They also reward sustained and continued outperformance over a multi-year period, and eliminate the potential for large annual payments based on short-term market dynamics that may be unrelated to company performance. In addition, equity awards with extended vesting periods serve as a retention mechanism as they raise the executives’ cost of pursuing external job opportunities.

In establishing the levels and components of compensation for the named executive officers, including the Chief Executive Officer, the compensation committee considers a number of factors, including analyses of compensation of peers and other companies in the biopharmaceutical industry, analyses of reports from Radford, the satisfaction of (or failure to satisfy) previously-developed performance measurements for the named executive officers and the Company, and the value and size of the total vested and unvested equity grants maintained by the named executive officers.

The compensation committee does not have a pre-established policy for allocating total compensation between cash and non-cash compensation, between long-term and currently paid-out compensation, or between fixed and variable compensation. Rather, based on competitive market assessments and benchmarks, reports of compensation consultants, as well as the compensation committee’s review of outstanding equity incentives on an individual named executive officer basis, the compensation committee determines the appropriate level and mix of total compensation, keeping in mind our compensation philosophy.

The charts below show the target 2020 pay mix (excluding benefits) for our Chief Executive Officer and our other named executive officers (Messrs. Ciambrone, Estepan, Bratica and Howton and Drs. Rodino-Klapac and O’Neill).  A supplemental chart showing Mr. Ingram’s target 2020 pay mix using an annualized value of the performance-based option grant and restricted stock that he received in connection with his commencement of employment in June 2017 is also included – please see “Compensation Agreements for Named Executive Officers – Douglas S. Ingram – President and Chief Executive Officer” for additional information regarding these grants.   A substantial portion of the 2020 target pay mix for each named executive officer, including our Chief Executive Officer when the value of his 2017 grants are annualized, is tied to our performance.  This target pay mix was designed to better align the long-term interests of our named executive officers with those of our stockholders and to retain our executive talent.

CEO Pay Mix

53% Fixed
100% Short-Term
47% Variable
47%
Bonus
53%
Base

* Our CEO did not receive any equity awards in 2020 since the performance-based option award he received in June 2017 was in lieu of any future annual equity awards for the first five years of his employment.

Annualized CEO Pay Mix

5% Fixed
10% Short-Term
5% Bonus
5% Base
22% Restricted Stock
68% Performance-based Options
90% Long-Term
95% Variable

* CEO Pay Mix reflects an annualized fair market value of his 2017 performance-based option and restricted stock grants.

Other NEOs Pay Mix
14% Fixed
19% Short-Term
14% Base
5% Bonus
81% Long-Term
81% Equity Compensation
86% Variable

* Other NEOs (excluding Messrs. Ingram and Mahatme) Pay Mix reflects 2020 compensation.

We believe that the components and pay mix of our 2020 named executive officer compensation program achieved an appropriate balance between managing the Company’s hiring and retention needs and paying for performance that increases stockholder value.

Enhancing Compensation Practices with Stockholder Engagement and Feedback

We have consistently worked with our stockholders during recent years to obtain their feedback on our compensation practices. Management and our Board have discussed our compensation practices with stockholders, including stockholders that voted against the Company’s say-on-pay proposals in previous years.

Based on stockholder feedback, we made a series of changes over the past several years to enhance our compensation practices and policies. We believe that these changes addressed the feedback obtained from our stockholders. Below are some highlights of the changes we have made to our compensation practices, policies and disclosures:

•

Increased Focus on “At-risk” Awards. In 2020, the compensation committee granted stock options and restricted stock units with four-year vesting periods to our named executive officers (except for Messrs. Ingram and Ciambrone). These “at-risk” equity awards align the interests of our named executive officers with those of our stockholders by focusing our named executive officers on future appreciation in our stock over a sustained period of time. Also, equity awards provide retention value by vesting over a multi-year period.

•

Appropriate Balance of Compensation Based on Short-term and Long-term Performance Goals. The Company has sought to establish goals that balance achievements that confer value to stockholders over the course of the year (e.g., Exondys 51 and Vyondys 53 revenue goals) with other efforts that are designed to provide the basis for longer term positive return to stockholders (e.g., developing the gene therapy platform).

•

Policies that Reflect Best Practices. The Company has put in place other policies it believes reflect responsible pay and governance practices such as stock ownership requirements for directors and officers and a clawback policy (see page 45 for details).

We believe that these changes addressed some of the concerns reflected in prior years. At our 2020 annual meeting, our say-on-pay proposal was approved by approximately 96.7% of stockholders entitled to vote.

Despite this overwhelmingly strong support, we engaged a proxy solicitor following the 2020 annual meeting to again assist us in reaching out to stockholders representing approximately 46% of our outstanding shares of common stock to offer the opportunity to engage with us on topics of interest to them. During the period of December 2020 to January 2021, M. Kathleen Behrens, Chairwoman of the Board, and Richard J. Barry, Chair of the nominating and governance committee and a member of our compensation and audit committees (who holds 4.0% of the outstanding shares of our common stock as of April 12, 2021), had discussions with stockholders comprising more than 30% of the outstanding shares of our common stock as of October 30, 2020. We provided an open forum for each stockholder to discuss and comment on any aspects of the Company’s executive compensation program and corporate governance. None of these stockholders raised any issues regarding our compensation practices. The chart below outlines the Company’s stockholder engagement cycle:

Compensation Program Design

The compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance are critical factors affecting our stockholders’ realization of long-term value. We intend for the total compensation of the named executive officers and each of its components (i.e., base salary, incentive cash compensation, equity compensation and benefits), to remain competitive in the biopharmaceutical marketplace in which we compete for talent in order to help us achieve our short- and long-term financial and operational goals.

While fixed compensation, such as base salary and benefits, are primarily designed to be competitive in the biopharmaceutical marketplace for employees, incentive compensation is designed to be primarily merit-based and to reward strategic and operational achievements. Historically, actual incentive compensation for the named executive officers other than the Chief Executive Officer has been a function of the achievement of defined and agreed upon corporate goals and functional objectives. With respect to our Chief Executive Officer, 100% of his incentive compensation goals are tied to corporate objectives to reflect the fact that our Chief Executive Officer makes strategic decisions that influence us as a whole and thus, it is more appropriate to reward performance solely against corporate objectives.

The at-risk component of the compensation package for each named executive officer, which includes a target bonus and long-term equity incentives, is typically determined (in whole or in part) on the basis of achievement of pre-established corporate goals and functional objectives. In determining the 2020 equity awards of our named executive officers, the compensation committee took into account (i) the short and long-term value to stockholders being built by the Company as indicated by its one-year and three-year total stockholder returns (“TSR”), (ii) the competitive annual market compensation that peer group companies pay to each individual executive serving in a similar position, (iii) the achievement of corporate goals and, with respect to our named executive officers other than our Chief Executive Officer, functional objectives, (iv) the amount of vested and unvested equity awards held by a named executive officer at the time of grant and (v) market factors that require the Company to remain competitive in its compensation package in order to attract and retain qualified individuals.

The tables below provide a high-level summary of our 2020 compensation program as well as our compensation policies and practices.

2020 NEO Compensation Program Components		2020 NEO Compensation Highlights
Fixed	Base Salary	Named executive officers received a salary increase in 2020 based on peer group and other market data provided by Radford.
Variable/ Performance-Based	Bonus

•Cash payment based on achievement of the 2020 corporate goals set by the compensation committee.

• CEO bonus was based entirely on achievement of 2020 corporate goals.

• Bonuses for the other named executive officers, excluding Mr. Mahatme, who resigned in July 2020 and was not eligible for an annual bonus, were based 75% on achievement of 2020 corporate goals and 25% on individual performance tied to achievement of functional objectives (see pages 37- 42 for details).

Annual Equity Grant

•Messrs. Ingram and Ciambrone did not receive any equity awards in 2020.

•Granted to named executive officers (except for Messrs. Ingram and Ciambrone) in February 2020 and consisted of stock options and RSUs with a four-year vesting period (see page 41 for details). Focuses on future stock appreciation over a sustained period.

Promotions-related Compensation

In connection with their promotions, Mr. Estepan and Dr. Rodino-Klapac received a salary increase, an increase to their target bonus and stock options with a four-year vesting period (see page 42 for details).

Snapshot of Current Key Governance and Compensation Practices and Policies
✓	A significant portion of pay is tied to Company operational or stock price performance
✓	Stock Ownership Guidelines
✓	Annual stockholder Say-on-Pay vote
✓	Annual compensation risk assessment
✓	Robust Clawback Policy
✓	Ongoing Company and Board engagement with stockholders regarding Company compensation practices
✓	Continued focus on Board, management and employee diversity
✓	Independent compensation consultant
✓	Compensation committee chair and member rotation
✓

Change in control accelerated vesting rights for our named executive officers are subject to a double trigger (i.e., a change in control must occur and the executive’s employment must terminate without cause or resign for good reason)

✓	Utilize noncompetition and nonsolicitation agreements for senior executives
✓	Prohibition on hedging or pledging of Company stock
✓	Prohibition on tax gross-ups for relocation and temporary housing expenses to executive officers
✓	Practice of not paying excess perquisites

Role of Chief Executive Officer

Our Chief Executive Officer plays a pivotal role in determining executive compensation, other than with respect to his own compensation. No less than annually, our Chief Executive Officer assesses the performance of the named executive officers other than himself. Following such assessments, our Chief Executive Officer recommends to the compensation committee a base salary, performance-based bonus and grant of an equity-based award for each named executive officer other than himself. The compensation committee considers the information provided by the Chief Executive Officer, together with other information available to the compensation committee such as peer group and other data provided by Radford, and determines the compensation for each named executive officer.

Role of Compensation Consultants

The compensation committee engaged Radford to assist with the committee’s 2020 compensation review, analysis and actions. Radford’s services generally included:

•	identifying an updated market framework (including a peer group of companies) for formal compensation benchmarking purposes;
•	gathering data on our executive officer cash and equity compensation relative to competitive market practices; and
•	developing a market-based framework for potential changes to our compensation program for the compensation committee’s review and input.

After review and consultation with Radford, our compensation committee determined that Radford is independent, and that there is no conflict of interest resulting from retaining Radford during fiscal year 2020. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and the Nasdaq listing standards.

Other than the services provided to our compensation committee, including consulting services with respect to director compensation matters as described above, Radford did not perform any other work for us in 2020.

II.   2020 Named Executive Officer Compensation

Detailed Analysis of 2020 Executive Compensation Program

Competitive Market Review for 2020

In determining the 2020 base salaries, cash bonus opportunities and equity grants for our named executive officers, our compensation committee relied on competitive market data based on the following peer group that was developed with input from Radford, and approved by the compensation committee, in September 2019:

• ACADIA Pharmaceuticals, Inc.	• Ionis Pharmaceuticals Inc.

• Agios Pharmaceuticals Inc.	• Jazz Pharmaceuticals plc

• Alnylam Pharmaceuticals Inc.	• Nektar Therapeutics

• BioMarin Pharmaceutical Inc.	• Neurocrine Biosciences, Inc.

• bluebird bio Inc.	• Repligen Corporation

• Exelixis, Inc.	• Sage Therapeutics, Inc.

• Halozyme Therapeutics, Inc.	• Seattle Genetics Inc.

• Horizon Therapeutics plc	• Ultragenyx Pharmaceutical Inc.

• Incyte Corp.	• Vertex Pharmaceuticals, Inc.

• Intercept Pharmaceuticals Inc.

The September 2019 peer group was oriented around commercial companies in a comparable range to our market value. Based on the approved peer group, Radford prepared a formal executive compensation assessment that included publicly-available proxy information and certain non-public information for third-party executive compensation for the compensation committee’s consideration. In analyzing and setting our executive compensation program for 2020, the compensation committee compared certain aspects of our named executive officers compensation, including base salary, target bonus and long-term equity incentives, to the compensation levels provided by our peer group as part of this assessment. Based on the results of the peer group compensation assessment, we determined that compensation levels for our named executive officers in 2020 generally reflected market competitive ranges. The compensation committee also reviewed data from the Radford Global Life Sciences Survey, which is comprised of nineteen companies with a median market capitalization of $2.5 billion (“Radford Survey Data”).

Base Salaries

The compensation committee reviews the base salaries of our named executive officers annually. We also assess salaries at the time of hire, promotion or other change in responsibilities. In establishing and adjusting executive salaries, the compensation committee considers information regarding base salaries paid by our peer group, other data from Radford, the individual performance, position and tenure of the executive officer and internal comparability considerations. Our Board approves our Chief Executive Officer’s base salary after reviewing the compensation committee’s recommendations.

Following Mr. Mahatme’s resignation as the Company’s Chief Financial Officer, our Board designated Mr. Bratica, the Company’s Controller, as the Company’s interim Principal Financial and Accounting Officer, effective as of August 3, 2020. Mr. Bratica served in this role until December 14, 2020, and did not receive any additional compensation for this role.

On December 8, 2020, the Board promoted Mr. Estepan to Executive Vice President, Chief Financial Officer and Dr. Rodino-Klapac to Executive Vice President, Chief Scientific Officer, effective as of December 14, 2020. In connection with their promotions, the compensation committee approved salary increases for them, as set forth below, based on the results of the peer group compensation assessment and the Radford Survey Data. For 2020, Dr. Rodino-Klapac and Mr. Estepan’s salaries were paid on a pro rata basis, with their previous salaries being paid until November 30, 2020 and the new salaries being paid starting on December 1, 2020.

The base salary levels as of December 31, 2020 and December 31, 2019 for our named executive officers are summarized in the table below. The compensation committee believes that these adjustments were appropriate in light of our compensation philosophy and the need to retain the Company’s executive talent.

Name	Title	Salary 2020	Salary 2019	% Change
Douglas S. Ingram	President and Chief Executive Officer	$672,750	$650,000	3.5%
Ian M. Estepan	Executive Vice President, Chief Financial Officer	$525,000	—	NA
Gilmore O'Neill, M.B., M.M.Sc.	Executive Vice President, Chief Medical Officer	$586,328	$566,500	3.5%
William Ciambrone	Executive Vice President, Technical Operations	$460,575	$445,000	3.5%
Louise Rodino-Klapac, Ph.D	Executive Vice President, Chief Scientific Officer	$550,000	—	NA
Joseph Bratica	Vice President, Corporate Controller	$336,135	—	NA

Former Officers
Sandesh Mahatme	Executive Vice President, Chief Financial Officer and Chief Business Officer	$586,648	$566,809	3.5%
David Tyronne Howton, Jr.	Executive Vice President, General Counsel and Corporate Secretary	$492,501	$461,575	6.7%

Performance-Based Bonuses

In 2020, the compensation committee, with input from our Chief Executive Officer and the Board, established overall corporate goals against which the performance of our named executive officers would be measured for purposes of determining their 2020 bonus payments as well as the weightings for each goal. In establishing the 2020 corporate goals, the compensation committee focused on objectives likely to bring both short-term stockholder value, such as Exondys 51 and Vyondys 53 revenue goals and enhancing access to these drugs, and long-term stockholder value, such as developing the gene therapy platform. Although our corporate goals are intended to be achievable with significant effort, they are substantially uncertain to be achieved and, as a result, we do not expect that every goal will actually be attained in any given year.

Mr. Ingram’s target annual cash bonus for 2020 was 90% of his base salary, Dr. O’Neill’s was 50% of his base salary, Messrs. Howton’s and Ciambrone’s was 45% of their respective base salary, and Mr. Bratica’s was 30% of his base salary. In connection with the promotions of Dr. Rodino-Klapac and Mr. Estepan in December 2020, their target annual cash bonus was increased from 45% to 50% of their respective base salaries, and their bonus for 2020 was prorated, with the previous target annual bonus being 45% until November 30, 2020. Mr. Mahatme was not eligible for a bonus for his performance in 2020 since he resigned in July 2020.The compensation committee received reports from management and discussed the work that was done by the Company towards each corporate goal to determine levels of achievements. The same process was followed to determine achievement of each named executive officer’s functional objectives.  The compensation committee made the following determinations with respect to each group of goals:

•

Exondys 51 and Vyondys 53: Despite the challenges posed by COVID-19, we launched our second product, Vyondys 53, and achieved another successful year of Exondys 51 and Vyondys 53 sales, with net revenue of approximately $455.9 million, or about 20% year over year growth, which exceeded its revenue goals for 2020 of $420 million to $430 million.

•	RNA-targeted Platform: We exceeded most of our goals in this area, including:
o	Completion of the submission of an NDA to the FDA for casimersen.

o	We were able to build PMO clinical and commercial supply without dosing interruption.
o	Although we had some delays with our PPMO program and the completion of MISSION (study 4658-402), we were able to gain valuable safety and PK/PD insights from SRP-5051.
•	Gene Therapy Platform: We met the majority of our gene therapy platform goals, including:
o	Micro-dystrophin DMD gene therapy program (SRP-9001):
▪	We completed the enrollment for Study 102;
▪

We were not able to initiate Study 301 in light of OTAT’s objection to our potency release assay approach. However, we adapted rapidly to the challenges posed by the OTAT communication and feedback and commenced Study 103, evaluating the safety and expression of commercially representative material, within 60 days of gaining concurrence from OTAT;

▪	We completed comparability assessment to support commencement of Study 301; and
▪

We completed preparation for the launch of SRP-9001, including RH74 LDT assay, site readiness initiation, completion of analysis on access and reimbursement approach, development of our registry approach and initiation of global gene therapy education to support commercial readiness.

o	LGMD 2E program (SRP-9003):
▪	In June 2020 and September 2020, we reported positive safety and expression data for clinical trial participants in both the high and low dose cohorts;
▪	We manufactured GMP material for the LGMD 2E program;
▪	We made dose selection decisions;
▪	We engaged in discussions with the FDA and used the learnings to inform the development and regulatory strategy for other sarcoglycan candidates and for dysferlin and anactomin-5; and
▪	We established integrated development plans and manufacturing plans for all LGMDs.
o	We identified, built and assessed two initial constructs for additional gene therapy constructs.
•

Enablers: We met all of our goals with respect to enablers. We entered into a number of licenses and alliances to bring in additional programs or technology that expand our gene therapy engine. We were also able to create more efficiencies by focusing on planning and assessing organizational effectiveness.  Lastly, we continued to enhance our corporate culture aspirations, embedding our values in our hiring, rewards system and internal communications. One of the results of these efforts was that in November 2020, the Company was named one of the top places to work in Massachusetts in the large-company category by The Boston Globe, an honor awarded based on employee feedback.

In March 2020, COVID-19 introduced new and unanticipated challenges. Although our response to the pandemic was not included in our goals for 2020, nor did we adjust these goals to take COVID-related disruptions and delays into account, our adaptation to COVID-19 was swift and effective. We successfully transitioned to a largely virtual work environment; supported safety and continued productivity for the approximately 15% of employees who are facility dependent through remodeled work spaces and enhanced policies and testing; and executed an agreement with USAMRIID to design and manufacture four potential PPMO anti-viral therapies to treat COVID-19.

In light of these significant achievements and strong performance in 2020, the compensation committee and our Board determined that the corporate performance goals for our 2020 bonus program were achieved at 100% of target, as specified in the table below.

The table below sets forth our four primary corporate performance goals for our 2020 bonus program, the weighting of each goal, and the total achievement level determined by the compensation committee and the Board.

FY 2020 Corporate Goals	Target	Weighting
1. EXONDYS 51 and VYONDYS 53		20%
• Achievement of 2020 EXONDYS 51 revenue goals ($420 to $430M) and execute VYONDYS 53 launch	Q1-Q4	
2. RNA-targeted Platform		20%
• Complete submission of Casimersen NDA	Q2	
• Build PMO clinical and commercial supply without dosing interruption	Q1-Q4	
• Go/No PPMO 51 • Safety and PK/PD insight • Gain pre-clinical insight on combination potential of PMO/PPMO and GT • Identify at least 2 additional RNA– PPMO targets and move 2 non-DMD targets into pre-clinical	Q3 (early) 100% Q4 (0%) Q4 (50%)	
• Complete MIS5ION (4658-402) Part 1 study by end Q2 and initiate Part 2 by Q3	Q3	
3. Gene Therapy Platform		50%
• Complete Enrollment of Study 102 • Initiate Study 301	Q1 Q3 (initiated 103 instead)	
• Complete microdystrophin manufacturing process and analytical development • Complete comparability assessment to support commencement of study 301 using commercial supply • Execute PPQ batches	Q2-Q3 Q2-Q3 Q4	
• Manufacture GMP material for LGMD2E (SRP-9003) • Manufacture GLP enabling material for SRP-9004 and SRP 9005 • Complete development and analytical development for LGMD sarcoglycan candidates, 9004 and 9005, to enable GMP manufacture in Q1 2021	Q4 Q4 Q4	
• Complete discussions with FDA for LGMD2E (SRP-9003), and use the learnings to inform the development/ regulatory strategy for the other sarcoglycan candidates and for dysferlin and anactomin-5 • Establish Integrated Development Plans and manufacturing plans for all LGMDs	Q1--Q4 (2 discussions) Q3	
• Make dose selection decision for LGMD2E (SRP-9003)	Q3	
• Identify, build and assess 2 initial constructs for additional gene therapy targets	Q4	
• Complete enrollment for MPS3A	Q2	
• Complete preparation for launch of SRP-9001, including RH74 LDT assay, site readiness initiation, completion of analysis on access and reimbursement approach, development of registry approach and initiation of global GT education to support commercial readiness	Q4

FY 2020 Corporate Goals	Target	Weighting
4. Enablers		10%
• Planning and Forecasting: • Manage cash spend and headcount within approved budget, drive focus on proper planning and forecasting and drive incentive to make every dollar count	Q1-Q4	

• Organizational Effectiveness:
  • Assess and improve organizational effectiveness through assessment and improvement of corporate structure and process, using technical operations and development team structure and process as beta test case.
    • Evolve asset team structure to development teams, increase effectiveness of development teams to drive programs, ensure all interconnected functions are aware and aligned regarding program goals and timelines, think creatively and unconventionally, meet timelines and ensure that management is able to monitor progress on our strategic objectives
    • ECOM to sponsor the identification and implementation of 3 specific operational effectiveness improvements in leadership, decision making, and clarity of roles and responsibility.
    • ECOM to identify additional work streams that will benefit from improved process, role clarity and removal of duplication and will task teams, led by ECOM sponsors, to drive improvement.
	Q1-Q4	

• Complete and present to board an enterprise risk assessment and lean crisis management approach	Q2-Q3	
• In-license additional programs or technology that match our strategic objectives: 1. Building pipeline for GT engine and 2. Building tools to drive evolution of GT, gene editing and/or RNA efforts	Q4	
• Conduct succession planning exercise executive committee positions and CEO • Conduct succession planning exercise for other critical roles	Q1 Q4	
• Continue to enhance our corporate cultural aspirations, embedding our values in our hiring, reward system and internal communications. In 2020, particularly focus on our culture of execution and in our goal that Sarepta act as one tribe.	Q4	
CORPORATE RATING		**100%**

Individual Performance

Mr. Ingram’s 2020 bonus was 100% dependent on the achievement of the corporate goals listed above given his role as Chief Executive Officer. For our named executive officers, other than our Chief Executive Officer, 75% of their bonuses was dependent on the achievement of 2020 corporate goals and 25% was based on the evaluation of their individual performance by our Chief Executive Officer and the compensation committee, taking into account each named executive officer’s achievement of functional objectives. All of our named executive officers achieved 100% of their functional objectives, as described below.

Mr. Estepan’s functional objectives included continuing to build our gene therapy engine; continuing to build our RNA engine; serving the community with our therapies; and supporting the execution of our key enablers. Mr. Estepan played a key role in supporting the advancement of our gene therapy programs and the launch of Vyondys 53. He was also instrumental in the successful execution of our key enablers, as mentioned above. Mr. Estepan seamlessly transitioned into his new role as our Chief Financial Officer.

Mr. Bratica’s functional objectives included enhancing the finance organizational reporting structure and cross-functional collaboration, and improving monthly processes and reporting capabilities. Despite the transition to a remote working environment in light of COVID-19, Mr. Bratica was able to enhance the financial reporting processes, increase efficiencies and improve collaboration among his team members. Mr. Bratica served as our interim Principal Financial and Accounting Officer after Mr. Mahatme’s resignation.  Mr. Bratica smoothly transitioned into this role and aided in the seamless transition of our new Chief Financial Officer, Mr. Estepan.

Mr. Ciambrone’s functional objectives were focused on improving the operational effectiveness of Chemistry, Manufacturing and Controls (“CMC”) and our manufacturing capabilities. His goals included refining the CMC governance model and CMC operating models; developing platform-specific standardized processes to support CMC goals; supporting global PMO regulatory submissions; and maintaining PMO clinical and commercial supply.  As mentioned, we were able to build PMO clinical and commercial supply without dosing interruption and completed comparability assessment to support commencement of Study 103.  We also manufactured GMP material for the LGMD 2E program, as well as established integrated development plans and manufacturing plans for all LGMDs.

Dr. O’Neill’s functional objectives were focused on advancing our RNA pipeline and continuing to build our gene therapy engine. Specific RNA-related goals included an NDA submission of casimersen, building PMO clinical and commercial supply without dosing interruption, gaining pre-clinical insight on the combination potential of PMO/PPMO, making a go/no go decision regarding SRP-5051 and identifying two additional therapeutic targets. Specific gene therapy-related goals included completing enrollment in our Study 102, initiating our Study 301 and making dosing selections for our LGMD 2E program. As mentioned above, most of these goals were met. We completed the submission of an NDA for casimersen to the FDA and we identified additional therapeutic targets; although the go/no go decision regarding SRP-5051 was delayed, we were able to gain safety and PK/PD insights from this study; we completed enrollment for our Study 102 and made dosing selection decisions in our LGMD 2E program;  although we were not able to initiate Study 301 in light of OTAT’s objections to our potency release assay approach, we adapted rapidly to these challenges and commenced Study 103, evaluating the safety and expression of commercially representative material, within 60 days of gaining concurrence from OTAT.

Dr. Rodino-Klapac’s functional objectives included continuing to build our gene therapy engine; expanding our Gene Therapy Center of Excellence (“GTCOE”) in Columbus, Ohio and our Gene Editing Innovation Center (“GEIC”) in Durham, N.C.; and advancing our DMD and LGMD gene therapy programs. Specific gene therapy goals included completing enrollment for Study 102 and initiating Study 301.  As mentioned above, most of these goals were met. We completed enrollment for Study 102. Although we were not able to initiate Study 301 in light of OTAT’s objections to our potency release assay approach, we adapted rapidly to these challenges and commenced Study 103, evaluating the safety and expression of commercially representative material for SRP-9001, within 60 days of gaining concurrence from OTAT. In addition, we made dosing selection decisions in our LGMD 2E program and identified two additional therapeutic targets.  Dr. Rodino-Klapac also played an integral role in in-licensing additional gene therapy programs and technologies and expanding our GTCOE and GEIC.

Mr. Howton’s functional objectives included supporting the timely negotiation and completion of business development initiatives and manufacturing contracts; improving the Company’s contract review process; supporting the launch of Vyondys 53; and further developing and implementing IP strategies for our programs. Mr. Howton also provided legal advice and drafting and negotiation support for multiple business development and manufacturing initiatives. In addition, Mr. Howton continued the development of both defensive and offensive IP positions. Finally, he continued to address issues with Medicaid and private payers in an effort to increase reimbursement for our products, including through litigation.

On December 11, 2020, Mr. Howton informed the Company of his resignation from his position as the Company’s Executive Vice President, General Counsel and Corporate Secretary, effective as of December 14, 2020. Mr. Howton served as a consultant to the Company until March 31, 2021. Mr. Howton received his 2020 annual incentive bonus at 100% of his target bonus in accordance with the terms of the Separation and Consulting Agreement and General Release between him and the Company.

2020 Earned Annual Incentives

The following table shows, for each of our named executive officers, the aggregate dollar value of the bonuses awarded for 2020 and 2019 corporate and individual performance achievements:

Name	Title	Bonus 2020(1)	Bonus 2019(2)	$ Change	% Change
Douglas S. Ingram	President and Chief Executive Officer	$605,475	$731,250	$(125,775)	-17%
Ian M. Estepan	Executive Vice President, Chief Financial Officer	$205,549	—	—	NA
Gilmore O'Neill, M.B., M.M.Sc.	Executive Vice President, Chief Medical Officer	$293,164	$354,063	$(60,899)	-17%
William Ciambrone	Executive Vice President, Technical Operations	$207,259	—	—	NA
Louise Rodino-Klapac, Ph.D	Executive Vice President, Chief Scientific Officer	$229,932	—	—	NA
Joseph Bratica	Vice President, Corporate Controller	$100,840	—	—	NA

Former Officers
Sandesh Mahatme	Executive Vice President, Chief Financial Officer and Chief Business Officer	—	$354,256	—	NA
David Tyronne Howton, Jr.	Executive Vice President, General Counsel and Corporate Secretary	221,625(3)	$259,636	$(38,011)	-15%
(1)	The 2020 bonus figure reflects a cash bonus received in March 2021.
(2)	The 2019 bonus figure reflects a cash bonus received in March 2020.
(3)	Mr. Howton’s bonus for 2020 was paid in accordance with his Separation and Consulting Agreement.

2020 Equity Incentive Compensation

February 2020 Equity Compensation

In February 2020, the compensation committee granted the named executive officers, except for Messrs. Ingram and Ciambrone, annual stock option awards and RSUs under our 2018 Plan. The options vest as follows: 25% of the shares of our common stock underlying such options vested on February 28, 2021, and 1⁄48th of the total shares of our common stock underlying such options will vest on each monthly anniversary thereafter, such that the options will be fully vested on February 28, 2024, subject to the named executive officer continuing to provide services to us through the applicable vesting date.

The RSUs vest as follows: 25% of the shares of common stock underlying each RSU vested on February 28, 2021, and an additional 25% will vest and become exercisable on each anniversary of the grant date thereafter, such that the RSUs will be fully vested and exercisable on February 28, 2024.

The realized value of stock options and RSUs awarded to our named executive officers is tied to our performance, since the value is directly related to the Company’s stock price. The grant date value of the stock options will not be realized without increased returns to stockholders, by way of increases to our stock price. The RSUs focus on stock appreciation over a sustained period. Also, our stock options and RSUs provide retention value by vesting over a multiyear period.

Mr. Ingram did not receive any equity awards in 2020 since the performance-based option award he received in connection with his appointment as Chief Executive Officer in June 2017 was in lieu of any future annual equity awards for the first five years of his employment. For a description of the equity awards that Mr. Ingram holds, see “2017 Inducement Grants to Douglas S. Ingram – President and Chief Executive Officer” below.

The awards granted to our named executive officers under our 2018 Plan in 2020 are set out in our Grants of Plan Based Awards in 2020 table below.

Equity Incentive Compensation in connection with Dr. Rodino-Klapac and Mr. Estepan’s Promotions

In connection with the appointments of Dr. Rodino-Klapac and Mr. Estepan as Executive Vice President, Chief Scientific Officer and Executive Vice President, Chief Financial Officer, respectively, we granted each of Dr. Rodino-Klapac and Mr. Estepan an option to purchase 25,000 shares of the Company’s Common Stock pursuant to the Company’s 2018 Plan with an exercise price of $169.54, which was equal to the closing price of the Company’s Common Stock on the grant date (the “Promotion Option”).  Twenty-five percent of the shares underlying the Promotion Option will vest and become exercisable on the first anniversary of the grant date, and 1/48th of the shares underlying the Promotion Option will vest and become exercisable on each monthly anniversary of the grant date thereafter, such that the shares underlying the Promotion Option will be fully vested and exercisable on December 14, 2024, subject to continued employment through each such vesting date.

2017 Inducement Grants to Douglas S. Ingram – President and Chief Executive Officer

On June 26, 2017, in connection with Mr. Ingram’s appointment as our President and Chief Executive Officer, we granted Mr. Ingram the following two inducement equity awards under the 2014 Plan as an inducement material to his entering into the employment agreement: (1) a time-based restricted stock award; and (2) a performance-based option award.

We designed these awards to achieve two goals. First, we wanted to attract an exceptional Chief Executive Officer. In doing so, we had to compete with other companies in the biotech space, many of which were private and could offer large equity stakes compared to their public company equivalents. Second, we were searching for an individual who would be willing to fully align his or her financial interests with the financial interests of our stockholders by tying his own success or failure with the Company’s performance and stockholder value. The inducement grants were tailored to fit such a personality. Since the vast majority of Mr. Ingram’s compensation is in the form of performance-based (“at-risk”) awards, the only way to maximize his compensation is to achieve outstanding performance for the Company and at the same time outperform the biotech industry.  Under this model, Mr. Ingram may earn a significant stake in the Company, but only through the achievement of performance metrics that, if reached, would also reflect a significant return to stockholders. Indeed, our innovative compensation structure gives Mr. Ingram the opportunity to obtain a high value award if the Company is outperforming, but it also entails a big risk of losing a substantial portion of the award, or even all of it, if the Company does not perform well and does not outperform the biotech industry.

In determining the terms of these awards, we took into account, among other things, Mr. Ingram’s extensive experience in our industry, the compensation commanded by principal executive officers at our peer group, the competitive landscape for top talent and input from Radford, our independent consultant. We were specifically guided by the following parameters when crafting the performance-based option award, which is quadruple the fair value of the restricted stock award:

•

Performance Measurements: The option award is contingent on and linked to (1) the Company’s stock performance over five years and (2) the Company’s performance relative to other biotech companies during such period. The Company’s performance is measured by the compound annual growth rate (“CAGR”) of our stock over a five-year period, which we considered to be more accurate than TSR. The formula sets challenging CAGR thresholds for maximum compensation, which were developed through the assessment of compounded growth rates for several leading biotech companies over highly successful periods in their development.  The outperformance relative to other biotech companies is measured by comparing our five year CAGR to the CAGR of the Nasdaq Biotech Index. We selected the Nasdaq Biotech Index because it is more challenging to beat than broader pharmaceutical sector indexes, as indicated by high returns over the past five years (approximately 22% as of 2017).

•

Linear Formula: The percentage of the award vesting can be anywhere in the range of 0% to 100%, depending on the Company’s stock price CAGR and the Company’s outperformance relative to other biotech companies during a five-year period.

•

Potential Ownership Percentage: To attract top talent and to be able to compete with privately-held companies, which have greater flexibility in offering equity, we granted equity that can potentially result in Mr. Ingram owning approximately 4.2% of the Company if all performance metrics are fully satisfied (based on 79,374,247 shares outstanding as of December 31, 2020). If performance criteria are not met, Mr. Ingram will obtain a lower interest in the Company, potentially down to 0%.

•

Five-Year Vesting Period: To reward sustained and continued outperformance, and to eliminate the ability to meet thresholds due to short term and arbitrary market factors, there is a five-year cliff vesting, as opposed to vesting on a yearly basis in tranches.

We believe that such compensation structure aligns with stockholders’ interests due to the following key features of the awards:

•

Chief Executive Officer’s Financial Success is Closely Linked to the Company’s Growth: The option award is contingent on and linked to both the Company’s stock performance over five years and to the Company’s performance relative to other biotech companies during such period. As the Company performs better, the vesting percentage increases, up to the maximum amount granted.  No portion of the option award will vest if the Company’s stock price CAGR over the five-year period is less than 15% or if such CAGR does not exceed (or, in certain limited cases, meet) the CAGR of the Biotech Index during the same five-year period. This formula ensures that if stockholders realize a marginal return through lack of stock appreciation or poor performance relative to the biotech market, Mr. Ingram will likewise receive diminished compensation.  Conversely, appreciable stock value growth over the five-year period that also exceeds the biotech index will likely result in significant stockholder return and, at the same time, afford Mr. Ingram the opportunity to realize greater compensation.  In this manner, the Company has sought to directly align Mr. Ingram’s compensation with stockholder interests.

•

Performance-Based, “At-Risk” Award: Despite the high fair value of the performance-based option award as shown in the compensation tables below, it is not certain what percentage of such option will vest, if at all. Such percentage is dependent on the Company’s performance as described above.

•

High Performance Thresholds: The option award’s complex formula sets very challenging thresholds, which were designed based on past outperformance of top leading biotech companies. In order for the performance-based option award to fully vest, our stock would need to increase by at least 438% in the five-year period following the grant date (from $34.65 to approximately $186.5 per share), and the Company’s share price CAGR would need to exceed the CAGR of the Nasdaq Biotech Index by at least 5% in the same period. Importantly, the use of the Biotech Index ensures that Mr. Ingram cannot benefit from stock appreciation resulting merely from market factors, but in fact must beat the performance of other companies in the sector.  These high thresholds are designed to incentivize our new Chief Executive Officer to focus on the Company’s growth and how it can outperform its peers over a five-year period.

•

Extended Vesting Periods: The time-based restricted shares vest gradually over four years, and a portion of the performance-based option (ranging from 0% to 100%) vests five years after the grant date. The extended vesting periods are designed to incentivize our new Chief Executive Officer to focus on the long-term interests of the Company and reward sustained and continued outperformance over an extended period of time. These extended vesting periods also eliminate the potential for large annual payments based on short term market dynamics that may be unrelated to company performance and serve as a retention mechanism as they raise Mr. Ingram’s cost of pursuing a new opportunity outside the Company.

•

No Additional Equity Awards in the First Five Years of Employment: the performance-based option award was granted to Mr. Ingram in lieu of any future annual equity awards for the first five years of his employment. Hence, the Board does not anticipate granting Mr. Ingram additional incentive awards for the first five years of his employment.

•

Alignment of Financial Interests with those of Stockholders: The restricted stock award, and potentially the performance-based option award, will increase Mr. Ingram’s equity ownership, and hence will align his long-term financial interests with those of our stockholders. To further align his interests with those of our stockholders, but not required by any agreement or understanding with the Company, Mr. Ingram purchased shares of the Company’s common stock in the sum of approximately $10 million in 2017, 2018 and 2019.

Both of the awards are subject to clawback under circumstances set forth in Mr. Ingram’s employment agreement and the Company’s clawback policy. The terms of Mr. Ingram’s awards, including treatment upon termination and change in control, are summarized below under “Compensation Agreements for Named Executive Officers— Douglas S. Ingram —President and Chief Executive Offıcer.”

Section 401(k) Plan

Our Section 401(k) plan (the “401(k) Plan”) is a defined contribution profit sharing plan with a 401(k) option in which substantially all of our employees are eligible to participate. The 401(k) Plan year is January 1 to December 31, and the 401(k) Plan was adopted on November 1, 1992. For 2020, our named executive officers received a Company matching contribution equal to 100% of the first 4% of eligible compensation contributed to the 401(k) Plan, subject to the maximum amount permitted by law.

Additional Benefits

We provide a limited number of additional benefits to our named executive officers to permit them to be accessible to the business as required and to ensure increased effectiveness, delivery and performance by residing in closer proximity to the Company’s headquarters in Cambridge, Massachusetts. However, in January 2016, the compensation committee approved a policy under which the Company will no longer provide tax gross-ups for relocation and temporary housing expenses to our executive officers.

We also provide our named executive officers with additional coverage under our group basic life insurance and AD&D plans, in the amount of 2.5 times basic annual salary, up to a maximum of $1.6 million. In addition, we provided Mr. Mahatme with reimbursement for an individually-purchased life insurance policy for an additional $500,000 in coverage. Under our group long-term disability policy, all regular-status full- and part-time employees, including our named executive officers, are provided with a disability benefit equal to a maximum of $15,000 per month and subject to specific plan and provider requirements. Since employees earning annual base salaries over $300,000 would exceed the monthly maximum available under this policy in the event of their disability, the Company establishes an individual supplemental long-term disability policy for these employees, and pays for the associated costs. All of our named executive officers are eligible for this individual supplemental long-term disability policy and are provided with additional coverage of up to $10,000 per month, the maximum monthly coverage as defined in our group long-term disability policy.

In addition, we offer our named executive officers the opportunity to receive coverage under certain executive medical programs in Massachusetts, Ohio or Washington DC. In 2020, Mr. Mahatme participated in this program, and we covered the associated expenses in a total of $10,500.

Severance/Termination Protection

General terms of employment, including compensation and benefits payable upon termination of employment are set forth in employment agreements, offer letters, change in control and severance agreements, or otherwise agreed-upon arrangements between the named executive officer and the Company. See “Compensation Agreements for Named Executive Officers.” The compensation committee establishes such compensation and benefits in order to be competitive in the hiring and retention of our named executive officers. All arrangements with the named executive officers and the potential payments that each of the currently employed named executive officers would have received in the event of termination of such executive’s employment at the end of our last fiscal year are described in “Compensation Agreements for Named Executive Officers—Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” and “Potential Payments Upon Termination or a Change in Control.”

Separation Agreement and General Release between the Company and Sandesh Mahatme

On June 26, 2020, Mr. Mahatme informed us of his resignation from his positions as the Company’s Executive Vice President, Chief Financial Officer and Chief Business Officer, effective as of July 10, 2020 (the “Separation Date”). Pursuant to the terms of the Separation Agreement and General Release between the Company and Mr. Mahatme dated July 10, 2020 (the “Separation Agreement”), we extended the post-termination exercise period of Mr. Mahatme’s vested options from October 10, 2020 to December 31, 2020. See “Summary Compensation Table” below for the incremental fair value of these vested stock options as a result of the extension.  The Separation Agreement also requires Mr. Mahatme not to solicit the Company’s employees to leave their employment with the Company and not to solicit or divert any of the Company’s business for a period of six months following the Separation Date. The Agreement also contains a mutual non-disparagement clause.

Separation and Consulting Agreement and General Release between the Company and David Tyronne Howton, Jr.

On December 11, 2020, Mr. Howton informed the Company of his resignation from his position as the Company’s Executive Vice President, General Counsel and Corporate Secretary, effective as of December 14, 2020 (the “Separation Date”). Mr. Howton served as a consultant to the Company until March 31, 2021 (the “Consulting Period”). Pursuant to the Separation and Consulting Agreement and General Release between the Company and Mr. Howton (the “Agreement”), he received the following payments for his consulting services: (i) a monthly consulting fee equal to one-twelfth (1/12) of his annual base salary in effect on the Separation Date; and (ii) his 2020 annual incentive bonus at 100% of his target bonus. The Agreement also provides that Mr. Howton’s equity awards will continue to vest during the Consulting Period and any such awards vested as of the last day of the Consulting Period shall be exercisable during the 90-day period following the Consulting Period, and if Mr. Howton elects to receive continued healthcare coverage pursuant to COBRA, the Company will pay his COBRA premiums through the Consulting Period. In addition, the Agreement requires Mr. Howton not to solicit the Company’s employees to leave their employment with the Company for a period of six months following the Separation Date, and not to solicit or divert any of the Company’s business for a period of three months following the Separation Date. The Agreement also contains a mutual non-disparagement clause.

Other Factors that Impact or Influence Our Named Executive Officer Compensation Program

In response to stockholder feedback, in 2016 we adopted stock ownership guidelines and a clawback policy (which was subsequently amended in December 2018), the terms of which are summarized below.

Stock Ownership Guidelines

In April 2016, in order to encourage equity ownership by our executive officers and non-employee directors, we adopted stock ownership guidelines for these individuals.  The purpose of the stock ownership guidelines is to enhance the linkage between the interests of the stockholders of the Company and our executive officers and non-employee directors through a minimum level of stock ownership, while also mitigating the potential for excessive risk-taking. The stock ownership guidelines generally require each executive officer and non-employee director of the Company to reach a minimum level of target ownership of common stock of the Company within a specified period of time after becoming subject to the stock ownership guidelines, and to maintain such level for so long as the stock ownership guidelines apply.

Generally, each non-employee director and executive officer has five years to attain their respective stock ownership target.  Non-employee directors are generally required to own stock in an amount equal to three times their annual cash retainer.  Executive officers are generally required to own stock in an amount equal to one times their base salary, with the exception of the Chief Executive Officer, who is generally required to own stock in an amount equal to three times his base salary. As of December 31, 2020, Mr. Ingram owns stock in an amount based on intrinsic value exceeding ninety times his base salary.  All other executive officers are compliant with our stock ownership guidelines.

Compensation Clawback Policy

In April 2016, we adopted a compensation clawback policy, which provides for the recoupment of cash and non-cash incentive compensation, including equity-based compensation, in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws.  With regard to the recoupment of incentive compensation, the policy applies to the Company’s current and former executive officers, as well as other covered individuals, as determined by the Board.  Compensation that is granted, earned or vested based wholly on the attainment of a financial goal (not an operational goal or subject to time-based vesting) is subject to recoupment.  In the event the Company is required to prepare an accounting restatement of its previously-issued financial statements due to material noncompliance with any financial reporting requirement under the securities laws (i.e., to correct one or more material errors) and such restatement is a result of misconduct, the Company will recoup the excess incentive compensation that was based on the erroneous data from each individual subject to the clawback policy.  If the Company is required to prepare an accounting restatement, the Company will recoup from each covered individual all excess incentive compensation received by such covered individual during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement.

In December 2018, we amended and restated the compensation clawback policy to also provide for the recoupment of equity awards granted in excess of a stockholder-approved equity plan limits. With regard to the recoupment of excess equity awards, the policy applies to the Company’s current and former executive officers and non-employee directors, as well as other covered individuals, as determined by the Board. The amount of an equity award that is granted in excess of any limit under the Company’s stockholder-approved equity plans, including, without limitation, any overall plan, individual award, compensation or other limit approved by the Company’s stockholders, is subject to recoupment. In the event an equity award was granted in excess of a stockholder- approved equity plan limit, the Company will recoup the amount of the equity award that exceeds the stockholder- approved equity plan limit.

Total Stockholder Return

Although our one-year TSR of 32.1% was lower than that of the Nasdaq Composite Index (45.1%), it was higher than that of the Nasdaq Biotechnology Index (26.4%). Our three-year TSR was 206.4%, while those of the Nasdaq Biotechnology Index and the Nasdaq Composite Index were only 44.1% and 92.8%, respectively, and our five-year TSR of 341.9% was significantly higher than that of the Nasdaq Biotechnology Index (37.9%) and that of the Nasdaq Composite Index (172.5%). Such data support our pay-for-performance compensation strategy in 2020 and our focus on drivers for compensation that build short- and long-term value.

Total Shareholder Return
1, 3 and 5-Year Periods
Sarepta
NASDAQ Compostite
NASDAQ Biotechnology
32.1%
45.1%
26.4%
206.4%
92.8%
44.1%
341.9%
172.5%
37.9%
1 Year
3 Year
5 Year

The market prices for securities of small to mid-cap biotechnology companies, including our stock, have been historically volatile. For example, during 2020, our stock traded from a low of $78.06 per share to a high of $181.83 per share. The stock market has also experienced extreme price and volume fluctuations that have often been unrelated to, or disproportionate to, the operating performance of individual companies. Since many biotechnology companies require continued financings to advance their research and clinical programs, the stock price sometimes experiences volatility in anticipation of dilutive financing events despite the advancement of research and clinical programs. Although our compensation committee takes into consideration the short- and long-term performance of our stock, due to volatility factors such as those discussed above, and factors outside of the control of the Company, our compensation committee takes into account other factors that support both short- and long-term creation of value for the Company and its stockholders discussed below.

Tax Implications of the Executive Compensation Program

As a result of federal tax legislation enacted in December 2017, compensation paid to certain of our executive officers in excess of $1 million will not generally be deductible unless it qualifies for transition relief applicable to certain arrangements and awards in place as of November 2, 2017 that are not materially modified after such date. The compensation committee believes that its primary responsibility is to provide an executive compensation program that meets the objectives described above. Therefore, the compensation committee has, and in the future may, authorize compensation arrangements that are not fully tax deductible but which promote other important objectives.

Risk Assessment of Compensation Policies and Practices

As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The compensation committee has concluded, based on its reviews and analysis of our compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on us. In making this determination, our compensation committee considered the following:

•	our use of different types of compensation vehicles provides a balance of long- and short-term incentives with fixed and variable components;
•	our grant of equity-based awards, which vest over a four-year time period, encourage our named executive officers to look to long-term appreciation in equity values;
•	our annual bonus determinations for each employee are dependent on achievement of company goals, which we believe promote long-term value;
•	the compensation committee’s ability to exercise discretion in determining incentive program payouts and equity awards;
•	share ownership and holding guidelines applicable to our directors and executive officers; and
•	prohibition on hedging or pledging of Company stock.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Compensation Committee Report

The information contained in this report will not be deemed to be “soliciting material,” or to be “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The compensation committee has reviewed and discussed with management the section captioned “Compensation Discussion and Analysis”. Based on our review and discussion, the compensation committee has recommended to the Board, and the Board has approved, that the section captioned “Compensation Discussion and Analysis” be included in the Annual Report on Form 10-K for the year ended December 31, 2020 and this proxy statement for our 2021 Annual Meeting of stockholders.

COMPENSATION COMMITTEE

Claude Nicaise, M.D. (Chairman)

Richard Barry

Mary Ann Gray, Ph.D.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for 2020, 2019 and 2018, as applicable.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)		Option Awards (2)		Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Douglas S. Ingram	2020	$669,250	—		—		$605,475	$17,222	$1,291,947
President and Chief Executive Officer	2019	$650,000	—		—		$731,250	$5,822	$1,387,072
	2018	$650,000	—		—		$778,050	$5,822	$1,433,872

Ian M. Estepan	2020	$445,822	$434,986		$4,058,579		$205,549	$32,744	$5,177,681
Executive Vice President,	2019	—	—		—		—	—	—
Chief Financial Officer	2018	—	—		—		—	—	—

Gilmore O'Neill, M.B., M.M.Sc.	2020	$583,277	$766,949		$2,131,159		$293,164	$15,500	$3,790,049
Executive Vice President,	2019	$563,962	—		$4,234,786		$354,063	$15,300	$5,168,110
Chief Scientific Officer	2018	$310,962	$1,154,760		$4,768,050		$213,354	$2,050	$6,449,176

William Ciambrone	2020	$458,179	—		—		$207,259	$14,500	$679,938
Executive Vice President,	2019	$51,346	—		$4,292,848		—	$1,000	$4,345,194
Technical Operations	2018	—	—		—		—	—	—

Louise Rodino-Klapac, Ph.D.	2020	$495,590	$766,949		$5,763,506		$229,932	$13,532	$7,269,509
Executive Vice President,	2019	—	—		—		—	—	—
Chief Scientific Officer	2018	—	—		—		—	—	—

Joseph Bratica	2020	$326,028	$237,525		$235,848		$100,840	$11,645	$911,887
Vice President,	2019	—	—		—		—	—	—
Corporate Controller	2018	—	—		—		—	—	—

Former Officers
Sandesh Mahatme	2020	$312,835	$766,949		$2,244,824	(3)	—	$39,413	$3,364,021
Executive Vice President,	2019	$557,327	—		$4,234,786		$354,256	$14,840	$5,161,209
Chief Financial Officer and Chief Business Officer	2018	$498,112	—		$3,360,191		$335,943	$24,838	$4,219,084

David Tyronne Howton, Jr.	2020	$470,695	$1,050,929	(4)	$3,802,549	(3)	$221,625	$157,280	$5,703,078
Executive Vice President, General	2019	$458,844	—		$3,464,825		$259,636	$13,318	$4,196,622
Counsel and Corporate Secretary	2018	$438,185	—		$2,412,445		$265,628	$13,118	$3,129,375
(1)	For details regarding our named executive officers’ compensation arrangements, see “Compensation Agreements for Named Executive Officers” below.
(2)

The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each year calculated in accordance with FASB ASC Topic 718, disregarding the effect of forfeitures. Assumptions used in the calculation of this amount are included in Note 15 to the consolidated financial statements set forth in our Annual Report. See the table below captioned “Grants of Plan Based Awards in 2020” for additional information on equity awards granted in 2020.

(3)   Amounts include additional stock-based compensation charges recognized in accordance with FASB ASC Topic 718 of (i) $0.1 million for Mr. Mahatme related to the extension of the post-termination exercise period for his vested stock options and (ii) $1.7 million for Mr. Howton related to the continued vesting of his stock options during his Consulting Period and the extension of the post-termination exercise period for his vested stock options, in each case pursuant to the terms of their respective Separation Agreements.

(4)   Amounts include additional stock-based compensation charges recognized in accordance with FASB ASC Topic 718 of $0.3 million for Mr. Howton related to the continued vesting of his stock awards during his Consulting Period pursuant to the terms of his Separation and Consulting Agreement.

(5)

Non-Equity Incentive Plan Compensation includes awards earned under our annual incentive bonus plan. See the table below captioned “Grants of Plan Based Awards in 2020” and the “Compensation Discussion and Analysis” above for additional information.

(6)	The amounts disclosed under the column entitled “All Other Compensation” include the following for 2020:

Name	Matching Contributions to 401(k) Account	Long-term Disability Premiums	Other		Total
Douglas Ingram	$11,400	$5,822	—		$17,222
Ian M. Estepan	$11,400	$1,735	$19,609	(1)	$32,744
Gilmore O'Neill	$11,400	$4,100	—		$15,500
William Ciambrone	$11,400	$3,100	—		$14,500
Louise Rodino-Klapac, Ph.D.	$11,400	$2,132	—		$13,532
Joseph Bratica	$11,400	$245	—		$11,645

Former Officers
Sandesh Mahatme	$11,400	$2,123	$25,890	(2)	$39,413
David Tyronne Howton, Jr.	$11,400	$2,234	$143,646	(3)	$157,280
(1). Housing payments made on behalf of Mr. Estepan during 2020.
(2). Life insurance payment made to Mr. Mahatme during 2020.
(3). Consulting fees paid to Mr. Howton in accordance with his Separation and Consulting Agreement.
THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Grants of Plan Based Awards in 2020

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Target(1)	Maximum(1)	Target	Maximum	All Other Stock Awards: Number of Shares of Stock/Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(2)	Grant Date Fair Value of Stock and Option Awards(3)
Douglas S. Ingram	—	—	—	—	—	—	—	—	—
President and		$605,475	$908,213	—	—	—	—	—	—
Chief Executive Officer

Ian M. Estepan	2/28/2020	—	—	—	—	—	32,500	$114.47	$1,846,975
Executive Vice President	2/28/2020	—	—	—	—	3,800	—	$114.47	$434,986
Chief Financial Officer	12/14/2020	—	—	—	—	—	25,000	$169.54	$2,211,500
		$262,500	$393,750	—	—	—	—	—	—

Gilmore O'Neill, M.B., M.M.Sc.	2/28/2020	—	—	—	—	—	37,500	$114.47	$2,131,125
Executive Vice President,	2/28/2020	—	—	—	—	6,700	—	$114.47	$766,949
Chief Medical Officer		$293,164	$439,746	—	—	—	—	—	—

William Ciambrone	—	—	—	—	—	—	—	—	—
Executive Vice President,		$207,259	$310,888	—	—	—	—	—	—
Technical Operations

Louise Rodino-Klapac, Ph.D.	2/28/2020	—	—	—	—	—	62,500	$114.47	$3,551,875
Executive Vice President	2/28/2020	—	—	—	—	6,700	—	$114.47	$766,949
Chief Scientific Officer	12/14/2020	—	—	—	—	—	25,000	$169.54	$2,211,500
		$275,000	$412,500	—	—	—	—	—	—

Joseph Bratica	2/28/2020	—	—	—	—	—	4,150	$114.47	$235,845
Vice President	2/28/2020	—	—	—	—	2,075	—	$114.47	$237,525
Corporate Controller		$100,840	$151,261	—	—	—	—	—	—

Former Officers
Sandesh Mahatme	2/28/2020	—	—	—	—	—	37,500	$114.47	$2,131,125
Executive Vice President,	2/28/2020	—	—	—	—	6,700	—	$114.47	$766,949
Chief Financial Officer	7/10/2020	—	—	—	—	—	—	—	$113,666	(4)
and Chief Business Officer

David Tyronne Howton, Jr.	2/28/2020	—	—	—	—	—	37,500	114.47	$2,131,125
Executive Vice President,	2/28/2020	—	—	—	—	6,700	—	114.47	$766,949
General Counsel and	12/14/2020	—	—	—	—	—	—	—	$1,955,369	(4)
Corporate Secretary

(1)

Amounts represent the annual incentive bonus target and maximum payment amounts for each named executive officer, if applicable. The actual amounts paid in March 2021 to each of the named executive officers in respect of the 2020 incentive bonus amounts are set forth in the Summary Compensation Table above.

(2)	This column denotes the exercise price for the 2020 options.
(3)

These amounts represent the grant date fair value of option awards and RSUs granted in 2020 determined in accordance with FASB ASC Topic 718, disregarding the effect of forfeitures. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during 2020. For a more detailed description of the assumptions used for purposes of determining grant date fair value see Note 15 to the consolidated financial statements set forth in our Annual Report.

(4)

These amounts represent the additional accounting charges described in footnotes 3 and 4 to the Summary Compensation Table above in connection with Mr. Mahatme and Mr. Howton’s Separation Agreements executed on July 10, 2020 and December 14, 2020, respectively.

Outstanding Equity Awards at 2020 Year End

The following table provides information with respect to outstanding equity awards held by each of our named executive officers on December 31, 2020, based on the closing price of $170.49 share of our common stock on December 31, 2020:

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Stock Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Stock Options		Options Exercise Price	Option Expiration Date	Number of Shares/Units of Stock That Have Not Vested		Market Value of Shares/Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares/Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or payout Value of Unearned Shares, Units or Other Rights That Haven Not Vested
Douglas S. Ingram	—	—		3,300,000	(1)	$34.65	6/26/2027	41,875	(2)	$7,139,269	—		—
President and	—	—		—		—	—	—		—	—		—
Chief Executive Officer	—	—		—		—	—	—		—	—		—

Ian Estepan	15,800	—		—		$12.00	1/30/2025				—		—
Executive Vice President	7,450	—		—		$13.71	2/29/2026				—		—
Chief Financial Officer	11,718	782	(3)	—		$34.39	3/3/2027				—		—
	9,212	4,188	(4)	—		$71.45	3/5/2028	2,340	(8)	$398,947	—		—
	—	—		—		—	—	5,500	(9)	$937,695	—		—
	17,509	22,491	(5)	—		$145.48	3/4/2029	—		—	—		—
	—	32,500	(6)	—		$114.47	2/28/2030	3,800	(10)	$647,862	—		—
	—	25,000	(7)	—		$169.54	12/14/2030	—		—	—		—
Louise Rodino-Klapac	19,250	9,625	###	—		$76.36	4/30/2028	—		—	—		—
Executive Vice President	17,509	22,491	(5)	—		$145.48	3/4/2029	—		—	—		—
Chief Scientific Officer	—	62,500	(6)	—		$114.47	2/28/2030	6,700	(10)	$1,142,283	—		—
	—	25,000	(7)	—		$169.54	12/14/2030	—		—	—		—
Gilmore O'Neill, M.B., M.M.Sc.	62,500	37,500	###	—		$96.23	6/7/2028	—		—	—		—
Executive Vice President,	24,072	30,928	(5)	—		$145.48	3/4/2029	—		—	—		—
Chief Medical Officer	—	37,500	(6)	—		$114.47	2/28/2030	6,700	(10)	$1,142,283	—		—
William Ciambrone	21,674	58,326	###	—		$97.90	11/18/2029	—		—	—		—
Executive Vice President,	—	—		—		—	—	—		—	—		—
Technical Operations	—	—		—		—	—	—		—	—		—
Joseph Bratica	3,656	844	###	—		$29.60	3/31/2027	—		—	—		—
Vice President	4,749	4,188	(4)	—		$71.45	3/5/2028	2,340	(8)	$398,947	—		—
Corporate Controller	2,366	3,029	(5)	—		$145.48	3/4/2029	2,025	(15)	$345,242	—		—
	—	4,150	(6)	—		$114.47	2/28/2030	2,075	(10)	$353,767	—		—
Former Officer
David Howton	625	1,875	###	—		$32.63	6/29/2021	—		—	—	—	—
Executive Vice President,	1,459	21,875	(4)	—		$71.45	6/29/2021	—		—	—	—	—
General Counsel and	938	25,302	(5)	—		$145.48	6/29/2021	—		—	—	—	—
Corporate Secretary	—	37,500	(6)	—		$114.47	6/29/2021	6,700	(10)	$1,142,283	—	—	—

(1)

This stock option fully vests on June 26, 2022, subject to service and market conditions as described below under “Compensation Agreements for Named Executive Officers Douglas S. Ingram – President and Chief Executive Officer”.

(2)

25% of the restricted stock award vested on the one-year anniversary of the Effective Date (June 26, 2017); 12.5% of the restricted stock vested in six equal installments on each monthly anniversary of the Effective Date after the one-year anniversary of the Effective Date and ending on December 31, 2018; 25% of the restricted stock vested on December 31, 2019; 25% of the restricted stock vested on December 31, 2020; and 12.5% of the restricted stock will vest on June 26, 2021, in each case, subject to continued service through each such applicable vesting date.

(3)	This stock option fully vested on March 3, 2021.
(4)

This stock option fully vests on March 5, 2022, and vests at a rate of 25% of the shares of our common stock underlying the option on March 5, 2019 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(5)

This stock option fully vests on March 4, 2023, and vests at a rate of 25% of the shares of our common stock underlying the option on March 4, 2020 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(6)

This stock option fully vests on February 28, 2024, and vests at a rate of 25% of the shares of our common stock underlying the option on February 28, 2021 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(7)

This stock option fully vests on December 14, 2024, and vests at a rate of 25% of the shares of our common stock underlying the option on December 14, 2021 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(8)

The restricted stock units fully vest on March 5, 2022, with 25% of the shares vesting each anniversary, subject to each such holder continuing to provide services to the Company through each such vesting date.

(9)	The restricted stock units fully vest on September 7, 2021, subject to each such holder continuing to provide services to the Company through the vesting date.

(10) The restricted stock units fully vest on February 28, 2024, with 25% of the shares vesting each anniversary, subject to each such holder continuing to provide services to the Company through each such vesting date.

(11) This stock option fully vests on April 30, 2022, and vests at a rate of 25% of the shares of our common stock underlying the option on April 30, 2019 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(12) This stock option fully vests on June 7, 2022, and vests at a rate of 25% of the shares of our common stock underlying the option on June 7, 2019 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(13) This stock option fully vests on November 18, 2023, and vests at a rate of 25% of the shares of our common stock underlying the option on November 18, 2020 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(14) This stock option fully vested on March 27, 2021.

(15) The restricted stock units fully vest on March 5, 2023, with 25% of the shares vesting each anniversary, subject to each such holder continuing to provide services to the Company through each such vesting date.

(16) This stock option fully vested on March 10, 2021.

The following table provides information relating to stock option exercises and the vesting of restricted stock awards for our named executive officers during 2020:

2020 Option Exercises and Stock Vested for Named Executive Officers

	Restricted Stock Awards		Restricted Stock Units		Stock Options
Name	Number of Securities Acquired on Vesting (1)	Value Realized on Vesting (3)	Number of Securities Acquired on Vesting (1)	Value Realized on Vesting (3)	Number of Options Exercised (2)	Value Realized on Exercise
Douglas S. Ingram	83,750	$14,278,538	—	—	—	—
President and
Chief Executive Officer

Ian Estepan	—	—	1,170	$140,470	—	—
Executive Vice President
Chief Financial Officer

Joseph Bratica	—	—	1,845	$220,917	13,463	$2,068,903
Vice President
Corporate Controller

Former Officers
Sandesh Mahatme	—	—	—	—	196,827	$31,039,787
Executive Vice President,
Chief Financial Officer and Chief Business Officer

David Tyronne Howton, Jr.	—	—	—	—	296,654	$50,447,330
Executive Vice President,
General Counsel and Corporate Secretary

(1)	Represents the shares of our common stock acquired upon the vesting of restricted stock or restricted stock units, as applicable, during 2020.
(2)	Represents the shares of our common stock underlying options exercised during 2020.
(3)

For restricted stock and restricted stock units, the value realized on vesting represents the closing price per share of our common stock on the vesting date multiplied by the number of shares that vested; for options, the value realized on exercise represents the closing price per share of our common stock on the date of exercise minus the option exercise price multiplied by the number of shares acquired on exercise.

2020 Pension Benefits

None of our named executive officers are entitled to pension benefits or other payments of benefits pursuant to any plan following retirement.

2020 Nonqualified Deferred Compensation

None of our named executive officers are entitled to benefits under any nonqualified defined contribution or nonqualified deferred compensation plans.

Potential Payments upon Termination or a Change in Control

The first table below reflects the amount of compensation payable to our President and Chief Executive Officer in the event of termination of his employment during the 90 days before and 24 months following a change in control or outside of such period.

The second table below reflects the amount of compensation payable to each of our named executive officers, other than our President and Chief Executive Officer, in the event of termination of such executive’s employment within 12 months following (and, solely for Mr. O’Neill, during the six months prior to) a change in control or outside of such period. The amounts shown assume that such termination took place on December 31, 2020 based on the agreements in effect on that date, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon the occurrence of the relevant triggering event.

President and Chief Executive Officer

The amount of compensation payable to the President and Chief Executive Officer in the event of a termination of his employment without cause or his resignation for good reason (each such term, as defined in his employment agreement), in each case (i) during the 90 days before or the 24 months following a change in control and (ii) not in connection with the periods prior to or following a change in control described above, is shown below. The table below reflects the agreements with our President and Chief Executive Officer in place as of December 31, 2020.

Name	Benefit	Qualifying Termination of Employment Not in Connection with Change in Control (4)	Qualifying Termination of Employment in Connection with Change in Control (1)
Douglas S. Ingram	Cash Severance	$1,614,600	$2,556,450
President and Chief Executive Officer	Accelerated Vesting of Equity Awards (2) (3)	$322,526,254	$455,411,269
	COBRA Continuation	$33,987	$33,987
	Outplacement	$20,000	—
	Total	$324,194,841	$458,001,705

(1)

Under the June 26, 2017 Change in Control Agreement with Mr. Ingram, as amended effective as of June 26, 2018, if Mr. Ingram experiences a termination by the Company without “cause” or he resigns for “good reason” (each such term, as defined in his employment agreement) during the 90-day period preceding or the 24-month period following a change in control, then in addition to payment of any accrued but unpaid salary, any earned but unpaid annual bonus, reimbursement of business expenses, unused vacation time and similar benefits, Mr. Ingram will receive the following, subject to his execution and non-revocation of a release of claims:

(i)	a cash lump sum payment equal to 24 months of his base salary at the rate in effect immediately prior to his termination of employment;
(ii)	a cash lump sum payment equal to 200% of his annual target bonus assuming achievement of performance goals at 100%;
(iii)	accelerated vesting on 100% of his outstanding and unvested equity awards other than his performance based option award;
(iv)

accelerated vesting on his outstanding performance based option award, except that (1) the Company’s stock price for purposes of calculating Company compound annual growth rate (“CAGR”) will be deemed to be the greater of the sale price of the Company’s common stock in connection with the change in control and the price of the Company’s common stock on the date of the Mr. Ingram’s termination, and (2) vesting will not be prorated to reflect the period in which Mr. Ingram was employed by the Company; and

(v)	COBRA coverage at applicable active employee rates.
(2)

Pursuant to the terms of our 2014 Plan, where a successor corporation does not assume or grant substitute awards for our outstanding equity awards, all awards granted will immediately become exercisable or will vest without any further action or passage of time.

(3)

The stated dollar amounts in this row reflect the spread value of all unvested equity awards held by the Chief Executive Officer, assuming a stock price of $170.49 per share, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2020, the last trading day of our 2020 fiscal year.

(4)

For more information related to a qualified termination of employment not in connection with a change in control, please see “Compensation Agreements for Named Executive Officers – Douglas S. Ingram – President and Chief Executive Officer”.

Other Named Executive Officers

The table below reflects the amount of compensation payable to each of our currently employed named executive officers, other than our President and Chief Executive Officer, in the event of a termination of the executive’s employment by us without “cause” or due to a “constructive termination” (each such term, as defined in the Severance Agreements described below) (i) upon or within 12 months following (and solely with respect to Mr. O’Neill, within six months prior to) a change in control, and (ii) not in connection with, or within 12 months following, a change in control, is shown below. The table below reflects the agreements with our currently employed named executive officers (other than our President and Chief Executive Officer) in place as of December 31, 2020.  For a description of the arrangements entered into with each of Mr. Mahatme and Mr. Howton in connection with their terminations, see “Separation Agreement and General Release between the Company and Sandesh Mahatme” and “Separation and Consulting Agreement and General Release between the Company and David Tyronne Howton, Jr.” above.

Name	Benefit	Qualifying Termination of Employment Not in Connection with Change in Control (4)	Qualifying Termination of Employment in Connection with Change in Control (1)
Ian M. Estepan	Cash Severance	$787,500	$1,050,000
Executive Vice President,	Accelerated Vesting of Equity Awards (2) (3)	—	$4,912,613
Chief Financial Officer	COBRA Continuation	$22,658	$33,987
	Total	$810,158	$5,996,600

Gilmore O'Neill, M.B., M.M.Sc.	Cash Severance	$879,492	$1,172,656
Executive Vice President,	Accelerated Vesting of Equity Awards (2) (3)	—	$6,801,292
Chief Medical Officer	COBRA Continuation	$20,281	$33,987
	Outplacement	$20,000	—
	Total	$919,773	$8,007,935

William Ciambrone	Cash Severance	$552,690	$898,122
Executive Vice President,	Accelerated Vesting of Equity Awards (2) (3)	—	$4,233,884
Technical Operations	COBRA Continuation	$22,658	$33,987
	Total	$575,348	$5,165,993

Louise Rodino-Klapac, Ph.D.	Cash Severance	$825,000	$1,100,000
Executive Vice President,	Accelerated Vesting of Equity Awards (2) (3)	—	$6,135,784
Chief Scientific Officer	COBRA Continuation	$22,658	$33,987
	Total	$847,658	$7,269,771

Joseph Bratica	Cash Severance	—	$436,975
Vice President,	Accelerated Vesting of Equity Awards (2) (3)	—	$1,939,885
Corporate Controller	COBRA Continuation	—	$9,491
	Total	—	$2,386,351

(1)

Upon a termination of the named executive officer’s employment by us without “cause” or due to a “constructive termination” (each, as defined in the Severance Agreements described below) either upon or within 12 months following (and solely with respect to Mr. O’Neill, within six months prior to) a change in control, the named executive officer is entitled to:

(i)

an amount equal to 18 months (12 months in the case of Mr. Bratica) of his or her base salary at the rate in effect immediately prior to the executive’s termination of employment payable in a cash lump sum;

(ii)	an amount equal to 100% of his or her annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum;
(iii)	accelerated vesting on all outstanding and unvested equity awards; and
(iv)

if the named executive officer elects to receive continued healthcare coverage pursuant to COBRA, payment or reimbursement for the executive and his or her eligible dependents for up to 18 months (12 months in the case of Mr. Bratica) following the date of termination. The receipt of the benefits described herein is contingent upon the named executive officer signing a release of claims in a form provided by the Company.

(2)

Pursuant to the terms of each of our 2011 Plan, 2014 Plan and 2018 Plan, where a successor corporation does not assume or grant substitute awards for our outstanding equity awards, all awards granted will immediately become exercisable or will vest without any further action or passage of time.

(3)

The stated dollar amounts in this row reflect the spread value of all unvested equity awards held by each named executive officer, assuming a stock price of $170.49 per share, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2020, the last trading day of our 2020 fiscal year.

(4)

Included in Mr. Estepan, Mr. Ciambrone and Dr. Rodino-Klapac’s cash severance is the Non-Competition Consideration (as defined below) as well as nine months of severance payments that would be paid in the event of a qualifying termination not in connection with a change in control. Each of these named executive officers would also receive the Non-Competition Consideration in the event of a termination of employment without “Good Reason” (as defind below) or by the Company for “Cause” (as defined below), as described below under “Severance Letters – Messrs. Estepan and Ciambrone and Dr. Rodino-Klapac”.  For more information related to a qualified termination of employment not in connection with change in control, please see “Compensation Agreements for Named Executive Officers”.

III.Compensation Agreements for Named Executive Officers

Douglas S. Ingram — President and Chief Executive Officer

On June 26, 2017, the Board appointed Douglas S. Ingram as President and Chief Executive Officer and as a member of the Board. In connection with his appointment as President and Chief Executive Officer, we entered into an employment agreement with Mr. Ingram effective June 26, 2017 (the “Effective Date”).

The employment agreement has an initial term of three years commencing on the Effective Date (the “Initial Term”). After the expiration of the Initial Term, the employment agreement automatically renews on an annual basis until either party provides 60 days’ notice of intent not to renew. Mr. Ingram was entitled to an initial base annual salary of $650,000, which amount is subject to review and adjustment based upon our performance review practices. He is also eligible to receive a target annual bonus of 90% of his annual base salary, upon achievement of performance objectives to be determined by the Board or its compensation committee. In addition, Mr. Ingram is eligible to participate in the Company’s employee benefit plans, policies, and arrangements applicable to other executive officers generally.

As an inducement material to his entering into the employment agreement, we granted Mr. Ingram two inducement equity awards on the Effective Date:

(1) A Performance-based Option Award

Mr. Ingram received an inducement award under the 2014 Plan in the form of an option to purchase 3,300,000 shares of the Company’s common stock with an exercise price per share of $34.65, which is equal to the closing price of the Company’s common stock on June 26, 2017 (the “Performance Option Award”). Subject to his continued service through the vesting date, a percentage of Mr. Ingram’s Performance Option Award will vest on the fifth anniversary of the Effective Date, (such percentage, the “Five-Year Vesting Percentage”) based on the extent to which the CAGR of the Company’s stock closing price measured from the Effective Date through the fifth anniversary of the Effective Date (the “Five-Year Company CAGR”) exceeds the CAGR of the Nasdaq Biotech Index (symbol NBI) (or successor index) during the same period (the “Five-Year Biotech Index CAGR”). Except as described below in the section captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” concerning termination under certain circumstances, Mr. Ingram’s Performance Option Award will not vest before the fifth anniversary of the Effective Date. No portion of the Performance Option Award will vest if the Five-Year Company CAGR is less than 15% or if the Five-Year Company CAGR does not exceed (or, in certain limited cases, meet) the Five-Year Biotech Index CAGR. If the Five-Year Company CAGR exceeds the Five-Year Biotech Index CAGR, the Performance Option Award will vest in varying increments based on the Company CAGR levels of 15%, 20%, 25%, 30%, 35%, and 40% or more. The vesting percentages decrease as the spread between the Company CAGR and the Biotech Index CAGR decreases. Based on this formula, the percentage of the Performance Option Award vesting can be anywhere in the range of 0% to 100%, depending on the Company’s stock price CAGR and the Company’s outperformance relative to other biotech companies during a five-year period.

(2) A Time-based Restricted Stock Award.

Mr. Ingram also received an inducement award under the 2014 Plan in the form of 335,000 shares of restricted common stock of the Company (the “Restricted Stock Award”). Pursuant to the employment agreement, subject to Mr. Ingram’s continued service through each applicable vesting date, 25% of the Restricted Stock Award vests on the one-year anniversary of the Effective Date, and 1/36th of the remaining unvested award vests on each monthly anniversary of the Effective Date thereafter, ending on the fourth anniversary of the Effective Date. These vesting terms were amended effective January 1, 2019. The amended vesting schedule provides that 25% of the Restricted Stock vests on the one-year anniversary of the Effective Date; 12.5% of the Restricted Stock vests in six equal installments on each monthly anniversary of the Effective Date after the one-year anniversary of the Effective Date and ending on December 31, 2018; 25% of the Restricted Stock vests on December 31, 2019; 25% of the Restricted Stock vests on December 31, 2020; and 12.5% of the Restricted Stock vests on June 26, 2021.

The Restricted Stock Award and the Performance Option Award are both subject to clawback under circumstances set forth in the employment agreement. The Board does not anticipate granting Mr. Ingram additional annual equity incentive awards in the first five years of his employment.

The employment agreement specifies that if Mr. Ingram’s employment is terminated as a result of death or disability, he will be entitled to payment of any accrued but unpaid salary, any earned but unpaid annual bonus, reimbursement of business expenses, accrued but unused vacation time, and similar benefits (his “Accrued Benefits”).

If Mr. Ingram’s employment is terminated as a result of non-renewal of the employment agreement, he will be entitled to payment of his Accrued Benefits and, subject to his execution and non-revocation of a release of claims, a pro rata portion of the outstanding Performance Option Award based on his service and the Company CAGR and Biotech Index CAGR, in each case, through his date of termination and a minimum one-year post-termination exercise period on his outstanding options (but not beyond the original expiration date).

If Mr. Ingram’s employment is terminated by the Company without cause or by him for good reason (each as defined in the employment agreement), he will be entitled to payment of his Accrued Benefits and, subject to his execution and non-revocation of a release of claims, a pro rata portion of any annual bonus for the year in which his employment terminates (subject to the actual achievement of performance goals), continued payments of 18 months of his base salary and one times target bonus payable for 18 months from the date of termination, COBRA coverage at applicable active employee rates for 18 months, outplacement services not to exceed $20,000, accelerated vesting of 25% vesting of his unvested Restricted Stock Award, a pro rata portion of the outstanding Performance Option Award based on his service and the Company CAGR and Biotech Index CAGR, in each case, through his date of termination, and a minimum one-year post-termination exercise period on his outstanding options (but not beyond the original expiration date).

Mr. Ingram’s employment agreement generally defines “cause” to mean, with respect to Mr. Ingram, (i) the substantial and repeated failure to perform in good faith his duties or follow the reasonable and legal written direction of the Board; (ii) his willful material misconduct with respect to any material aspect of the business of the Company; (iii) his conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his performance of any material act of theft, fraud or malfeasance in connection with the performance of duties; or (v) his material breach of the employment agreement or material violation of the Company’s code of conduct or other written material policy.

“Good Reason” is generally defined in Mr. Ingram’s employment agreement to mean (i) material diminution in his base salary or target bonus; (ii) material diminution in his title, authority, duties or responsibilities; (iii) relocation of his work location by more than 50 miles; or (iv) the Company’s material breach of his employment agreement, any equity award agreement or the CIC Severance Agreement (as defined below) or the failure to nominate him for re-election to serve on the Board.

The employment agreement requires Mr. Ingram not to compete, either directly or indirectly, with the Company during his employment and until eighteen months following his date of termination of employment with the Company. The employment agreement also requires Mr. Ingram not to solicit the Company’s employees to leave their employment with the Company during, and for eighteen months following, the term of his employment. In addition, Mr. Ingram entered into the Company’s form of Confidential Proprietary Rights and Non-Disclosure Agreement.

Also on June 26, 2017, we entered into a Change in Control Agreement with Mr. Ingram (“CIC Severance Agreement”). The CIC Severance Agreement provides that if Mr. Ingram experiences a termination by the Company without cause or by him for good reason during the 90-day period preceding or the 24-month period following a change in control, then in addition to his Accrued Benefits, we will provide Mr. Ingram with the following payments and benefits, subject to his execution and non-revocation of a release of claims:

•	a cash lump sum payment equal to 24 months of his base salary at the rate in effect immediately prior to his termination of employment;
•	a cash lump sum payment equal to 200% of his annual target bonus assuming achievement of performance goals at 100%;
•	accelerated vesting on 100% of his outstanding and unvested equity awards other than his Performance Option Award;
•

pro rata accelerated vesting on his outstanding Performance Option Award as described above, except that (1) the Company’s stock price for purposes of calculating Company CAGR will be deemed to be the greater of the sale price of the Company’s common stock in connection with the change in control and the price of the Company’s common stock on the date of the executive’s termination, and (2) vesting will be calculated assuming that Mr. Ingram performed services for the greater of 30 months or the actual number of full months that he provided services; and

•	COBRA coverage at applicable active employee rates.

On June 26, 2018, we entered into a letter agreement with Mr. Ingram amending the employment agreement and the CIC Severance Agreement.  The letter agreement amends the CIC Severance Agreement to provide that, if Mr. Ingram experiences a termination by the Company without “cause” or by him for “good reason” during the 90-day period preceding or the 24-month period following a “change in control” (as those terms are defined in the CIC Severance Agreement), all of his Performance Option Award will vest to the extent earned, as determined in accordance with the CIC Severance Agreement, and will not be prorated to reflect the period in which Mr. Ingram was employed by the Company. The compensation committee approved such modification to Mr. Ingram’s employment agreement to provide for additional vesting in the event of a qualifying termination of employment in connection with a change in control to (1) further align Mr. Ingram’s interests with those of stockholders by eliminating financial disincentives against a change in control at any time prior to the end of his five-year employment term, and (2) ensure appropriate compensation for Mr. Ingram if at the time of a change in control he was successful in meeting the performance criteria in a shorter timeframe than the five-year vesting period of the Performance Option Award.

Additionally, in exchange for eliminating the proration as mentioned above, the letter agreement amends the noncompetition covenant set forth in Mr. Ingram’s employment agreement to extend its term until the later of (1) eighteen (18) months following the termination of Mr. Ingram’s employment and (2) June 26, 2023, to add Limb-girdle muscular dystrophies and to be more precise about what activities are “engaged in” or “planned”.  Except as amended by the letter agreement, the CIC Severance Agreement and the employment agreement remain in effect in accordance with their terms.

Dr. Gilmore O’Neill — Executive Vice President, R&D and Chief Medical Officer

On June 7, 2018, we hired Dr. Gilmore O’Neill as our Executive Vice President, Chief Medical Officer. In connection with his appointment, we and Dr. O’Neill entered into an employment agreement effective as of June 7, 2018 (“Effective Date”) providing for Dr. O’Neill’s at-will employment. Pursuant to his employment agreement, Dr. O’Neill was entitled to an initial annual base salary of $550,000. He is also eligible to receive a target annual bonus of 50% of his annual base salary, upon achievement of performance objectives to be determined by the Board or its compensation committee, provided that Dr. O’Neill’s annual bonus for 2018 will be no less than 50% of his annual base salary paid to him in 2018. Dr. O’Neill is also entitled to receive a cash sign-on bonus equal to $379,000, less any required withholdings, which bonus will be paid on the first payroll period following the earliest of (i) May 23, 2019, (ii) the date of Dr. O’Neill’s termination of employment by the Company without “cause” (as defined below) or by Dr. O’Neill for “good reason” (as defined below), or (iii) the date on which a Change in Control (as defined in Dr. O’Neill’s Severance Agreement) occurs. In addition, Dr. O’Neill is eligible to participate in the Company’s employee benefit plans, policies, and arrangements applicable to other executive officers generally.

As an inducement material to his entering into the employment agreement, Dr. O’Neill was granted two inducement equity awards on the Effective Date. Dr. O’Neill received an inducement award in the form of 12,000 RSUs. Each RSU entitles Dr. O’Neill to one share of Company common stock, subject to vesting. Pursuant to the employment agreement, 100% of the RSUs will vest on May 23, 2019, subject to Dr. O’Neill’s continued service until such date. Dr. O’Neill also received an inducement award in the form of an option to purchase 100,000 shares of the Company’s common stock with an exercise price per share of $96.23, which is equal to the closing price of the Company’s common stock on June 7, 2018 (the “Option Award”). Subject to his continued service through each applicable vesting date, 25% of the Option Award vests and becomes exercisable on the one-year anniversary of the Effective Date, and 1/36th of the remaining unvested Option Award vests and becomes exercisable on each monthly anniversary of the Effective Date thereafter, ending on the fourth anniversary of the Effective Date. The Option Award is subject to clawback under circumstances set forth in Dr. O’Neill’s employment agreement, and both the RSUs and the Option Award are subject to clawback under the Company’s clawback policy.

The employment agreement specifies that if Dr. O’Neill’s employment is terminated as a result of death or disability, he will be entitled to payment of any accrued but unpaid salary, any earned but unpaid annual bonus, reimbursement of business expenses, unused vacation time, any unpaid portion of the sign-on cash bonus, and similar benefits (his “Accrued Benefits”).

If Dr. O’Neill’s employment is terminated by the Company without cause or by Dr. O’Neill for good reason (each as defined in the employment agreement), he will be entitled to payment of his Accrued Benefits and, subject to his execution and non-revocation of a release of claims, continued payments of 12 months of his base salary and one times target bonus payable for 12 months from the date of termination, COBRA coverage at applicable active employee rates for 12 months, accelerated vesting of 100% vesting of his unvested RSUs, and outplacement services not to exceed $20,000. In the event that Dr. O’Neill’s employment is terminated by the Company without cause, by Dr. O’Neill for good reason, or as a result of Dr. O’Neill’s death or disability, he will have a minimum one-year post-termination exercise period on his outstanding equity awards (but not beyond the original expiration date).

Dr. O’Neill’s employment agreement defines “cause” to mean, with respect to Dr. O’Neill, (i) the substantial and repeated failure to perform in good faith his duties or follow the reasonable and legal written direction of the Company’s CEO or the Board; (ii) his willful material misconduct with respect to any material aspect of the business of the Company; (iii) his conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his performance of any material act of theft or fraud in connection with the performance of duties; or (v) his material breach of the employment agreement, Severance Agreement, any restrictive covenant agreement signed by him and the Company, or material violation of the Company’s code of conduct or other written material policy.

“Good Reason” is defined in Dr. O’Neill’s employment agreement to mean (i) material diminution in his base salary or target bonus (other than a decrease of salary for all senior level executives, not to exceed 10%); (ii) material diminution in his title, authority, duties or responsibilities; (iii) Dr. O’Neill reporting to someone other than the Company’s CEO; (iv) relocation of his work location by more than 30 miles; or (v) the Company’s material breach of his employment agreement, any equity award agreement or Dr. O’Neill’s CIC Severance Agreement.

The employment agreement requires Dr. O’Neill not to compete, either directly or indirectly, with the Company during his employment and until twelve months following his date of termination of employment with the Company. The employment agreement also requires Dr. O’Neill not to solicit the Company’s employees to leave their employment with the Company during, and for twelve months following, the term of his employment. Dr. O’Neill’s employment agreement also contains a mutual non-disparagement clause. In addition, Dr. O’Neill entered into the Company’s form of Confidential Proprietary Rights and Non-Disclosure Agreement.

William F. Ciambrone — Executive Vice President, Technical Operations

On November 18, 2019 (the “Effective Date”), we hired William F. Ciambrone as our Executive Vice President, Technical Operations. In connection with his appointment, we and Mr. Ciambrone entered into an offer letter dated November 11, 2019, which was amended on November 15, 2019, providing for Mr. Ciambrone’s at-will employment. Under the terms of his offer letter, Mr. Ciambrone was entitled to an initial annual base salary of $445,000.14, which amount is subject to review and adjustment based upon our performance review practices. Mr. Ciambrone is eligible for a target annual bonus of up to 45% of his annual base salary based upon Mr. Ciambrone’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

In connection with Mr. Ciambrone’s appointment as our Executive Vice President, Technical Operations, we granted Mr. Ciambrone an option to purchase 80,000 shares of the Company’s Common Stock pursuant to the Company’s 2018 Plan with an exercise price per share of $97.9, which was equal to the closing price of the Company’s Common Stock on the Effective Date (the “Option”). 25% of the shares underlying the Option will vest and become exercisable on the first anniversary of the Effective Date, and 1/48th of the shares underlying the Option will vest and become exercisable on each monthly anniversary of the Effective Date thereafter, such that the shares underlying the Option will be fully vested and exercisable on the fourth anniversary of the Effective Date, subject to Mr. Ciambrone’s continued employment through each such vesting date. The Option is subject to clawback under circumstances set forth in the Company’s clawback policy.

Mr. Ciambrone’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2020 salary, bonus and other compensation, see the disclosure provided above under “2020 Named Executive Officer Compensation.”

Dr. Louise Rodino-Klapac — Executive Vice President, Chief Scientific Officer

On April 30, 2018, we hired Louise Rodino-Klapac, Ph.D. as our Vice President, Gene Therapy. In connection with her appointment, we and Dr. Rodino-Klapac entered into an offer letter dated April 19, 2018, providing Dr. Rodino-Klapac’s at-will employment. Under the terms of her offer letter, Dr. Rodino-Klapac was entitled to an initial annual base salary of $310,000.08, which amount is subject to review and adjustment based upon our performance review practices. Dr. Rodino-Klapac was eligible for a target annual bonus of up to 30% of her annual base salary based upon Dr. Rodino-Klapac’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

In connection with Dr. Rodino-Klapac’s appointment as our Vice President, Gene Therapy, we granted Dr. Rodino-Klapac an option to purchase 28,875 shares of the Company’s Common Stock pursuant to the Company’s 2014 Plan with an exercise price per share of $76.36, which was equal to the closing price of the Company’s common stock on the grant date (April 30, 2018) of the award (the “Option”). 25% of the shares underlying the Option vested and became exercisable on the first anniversary of the grant date, and 1/48th of the shares underlying the Option vest and become exercisable on each monthly anniversary of the grant date thereafter, such that the shares underlying the Option will be fully vested and exercisable on the fourth anniversary of the grant date, subject to Dr. Rodino-Klapac’s continued employment through each such vesting date.

Dr. Rodino-Klapac’s equity awards are subject to clawback under circumstances set forth in the Company’s clawback policy.

Dr. Rodino-Klapac’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis.  For the details of her 2020 salary, bonus and other compensation, see the disclosure provided under “2020 Named Executive Officer Compensation.”

Ian M. Estepan – Executive Vice President, Chief Financial Officer

On January 1, 2015, we hired Ian M. Estepan as our Senior Director, Corporate Affairs. In connection with his appointment, we and Mr. Estepan entered into an offer letter dated December 18, 2014, providing for Mr. Estepan’s at-will employment. Under the terms of his offer letter, Mr. Estepan was entitled to an initial annual base salary of $280,000, which amount is subject to review and adjustment based upon our performance review practices. Mr. Estepan was eligible for a target annual bonus of up to 25% of his annual base salary based upon Mr. Estepan’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

In connection with Mr. Estepan’s appointment as our Senior Director, Corporate Affairs, we granted Mr. Estepan an option to purchase 26,000 shares of the Company’s Common Stock pursuant to our 2011 Plan with an exercise price per share of $12, which was equal to the closing price of the Company’s common stock on the grant date (January 30, 2015) of the award. This option, which had a four-year vesting schedule, is fully vested.

Pursuant to Mr. Estepan’s offer letter, he received a sign-on bonus of $100,000, and the Company reimburses Mr. Estepan’s commuting costs to and from New York and accommodations in Cambridge, MA on an as needed basis.

Mr. Estepan’s equity awards are subject to clawback under circumstances set forth in the Company’s clawback policy.

Mr. Estepan’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis.  For the details of his 2020 salary, bonus and other compensation, see the disclosure provided under “2020 Named Executive Officer Compensation.”

Joseph Bratica – Vice President, Corporate Controller (former Interim Principal Financial and Accounting Officer)

On March 27, 2017, we hired Joseph Bratica as our Controller. In connection with his appointment, we and Mr. Bratica entered into an offer letter dated March 17, 2017, providing for Mr. Bratica’s at-will employment. Under the terms of his offer letter, Mr. Bratica was entitled to an initial annual base salary of $260,000, which amount is subject to review and adjustment based upon our performance review practices. Mr. Bratica was eligible for a target annual bonus of up to 27.5% of his annual base salary based upon Mr. Bratica’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

In connection with Mr. Bratica’s appointment as our Controller, we granted Mr. Bratica an option to purchase 13,500 shares of the Company’s Common Stock pursuant to the Company’s 2014 Plan with an exercise price per share of $29.6, which was equal to the closing price of the Company’s Common Stock on the grant date (March 31, 2017) of the award (the “Option”). The Option, which had a four-year vesting schedule, is fully vested.

Sandesh Mahatme — our former Executive Vice President, Chief Financial Offıcer and Chief Business Officer

On November 5, 2012, we hired Sandesh Mahatme as our Senior Vice President, Chief Financial Officer. In connection with his appointment, we and Mr. Mahatme entered into an offer letter dated October 23, 2012 providing for Mr. Mahatme’s at-will employment. Under the terms of his offer letter, Mr. Mahatme was entitled to an initial annual base salary of $425,000, which amount is subject to review and adjustment based upon our performance review practices. Mr. Mahatme was also eligible for a target annual bonus of up to 40% of his annual base salary based upon Mr. Mahatme’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee. Mr. Mahatme was eligible to receive a maximum potential annual bonus of 150% of his target bonus.

On June 26, 2020, Mr. Mahatme informed us of his resignation from his positions as the Company’s Executive Vice President, Chief Financial Officer and Chief Business Officer, effective as of July 10, 2020.

For the details of Mr. Mahatme’s 2020 salary and other compensation, as well as his separation agreement, see the disclosure provided above under “2020 Named Executive Officer Compensation.”

David Tyronne Howton, Jr. — our former Executive Vice President, General Counsel and Corporate Secretary

David Tyronne Howton, Jr. was hired as our Senior Vice President, General Counsel on an at-will employment basis pursuant to an offer letter dated October 23, 2012. Under the terms of his offer letter, Mr. Howton was entitled to an initial annual base salary of $375,000 and eligible for an initial target annual bonus of 35% of his annual base salary based upon Mr. Howton’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee. Mr. Howton was eligible to receive a maximum potential annual bonus of 150% of his target bonus.

On December 11, 2020, Mr. Howton informed the Company of his resignation from his position as the Company’s Executive Vice President, General Counsel and Corporate Secretary, effective as of December 14, 2020.

For the details of Mr. Howton’s 2020 salary, bonus and other compensation, as well as his separation and consulting agreement, see the disclosure provided above under “2020 Named Executive Officer Compensation.”

Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers

Change in Control and Severance Agreements – Messrs. Ciambrone and Estepan and Drs. O’Neill and Rodino-Klapac

During 2020, we were a party to our standard Executive Vice President Change in Control and Severance Agreement with each of Messrs. Ciambrone, Estepan and Bratica and Drs. O’Neill and Rodino-Klapac.

Under Dr. O’Neill’s Change in Control and Severance Agreement, effective as of June 7, 2018 (the “CIC Agreement”), if he experiences a “constructive termination” or termination by the Company other than for “cause” (as each term is defined below) during the 12-month period following or the six-month period immediately prior to a “change in control” (as defined in the CIC Agreement), and if he delivers to the Company a general release of claims that becomes effective and irrevocable within 60 days following such covered termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company will provide Dr. O’Neill with the following:

•

cash payment equal to 18 months of his base salary at the rate in effect immediately prior to his termination of employment payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination;

•

cash payment equal to 100% of his annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination;

•	accelerated vesting on 100% of his outstanding and unvested equity awards; and
•

if Dr. O’Neill elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse him for, the premium for the executive and his covered dependents through the earlier of: (i) the eighteen month anniversary of the date of his termination of employment and (ii) the date the executive and his covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, the executive may, if eligible, elect to continue healthcare coverage at his expense in accordance with the provisions of COBRA.

As defined in the CIC Agreements, “constructive termination” means the executive’s resignation from employment with the Company within 90 days after the occurrence of one or more of the following conditions without his consent: (i) a material diminution in his authority, duties, or responsibilities; (ii) a material diminution in his base salary, other than a diminution ratably applied to other senior executives of the Company; (iii) a material change in the geographic location at which the executive must perform his services (which shall in no event include a relocation of his office which results in an increased commuting distance from his home to the office of less than 30 miles); or (iv) any other action or inaction that constitutes a material breach of any written agreement or covenant between the executive and the Company by the Company; and which, in the case of any of the foregoing, continues uncured by the Company beyond 30 days after the executive has provided the Company written notice that he believes in good faith that such condition giving rise to such claim of Constructive Termination has occurred. Any such notice shall be provided to the Company within 30 days following the initial occurrence of the condition or event giving rise to Constructive Termination. As defined in the CIC Agreements, “Cause” means: (i) an act of dishonesty made by the executive in connection with his responsibilities as an employee; (ii) his conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) his gross misconduct; (iv) his unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the executive owes an obligation of nondisclosure as a result of the executive’s relationship with the Company; (v) his willful breach of any obligations under any written agreement or covenant with the Company; or (vi) his continued failure to perform his employment duties after he has received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that he has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

If the severance and other benefits provided in the CIC Agreement, or otherwise payable to Dr. O’Neill, would be subject to the golden parachute excise tax, then, Dr. O’Neill’s severance and/or other benefits will either be delivered in full, or delivered as to such lesser extent which would result in no portion of the severance and/or other benefits being subject to such excise tax, whichever result is better for Dr. O’Neill on an after-tax basis.

Effective as of March 5, 2019, we entered into a revised form of Change in Control and Severance Agreement (the “2019 CIC Agreements”) with Mr. Estepan and Dr. Rodino-Klapac, which replaced and superseded the terms and conditions of their previous change in control and severance agreements effective as of such date. We also entered into this revised 2019 CIC Agreement with Mr. Ciambrone when he joined the Company in November 2019 (Messrs. Estepan and Ciambrone and Dr. Rodino-Klapac will be referred to hereinafter as the “Participants”). The terms and conditions of the 2019 CIC Agreements are substantially the same as the terms and conditions of the CIC Agreement, except that the 2019 CIC Agreements (i) entitle the Participants to the cash payments, accelerated vesting and continued healthcare coverage in the case of a “constructive termination” or termination by the Company other than for “cause” during the 12-month period following a “change in control” (not the six month period immediately prior to a “change in control”, as Dr. O’Neill’s CIC Agreement provides); (ii) have a different definition of “Cause” (described below), (iii) contain provisions prohibiting solicitation of the Company’s customers during the Participant’s employment with the Company and for one year thereafter, and (iv) contain mutual non-disparagement provisions.

As defined in the 2019 CIC Agreements, “Cause” means: (i) any material act of theft or fraud made by the Participant in connection with his or her responsibilities as an employee; (ii) the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) the Participant’s willful material misconduct with respect to any material aspect of the business of the Company; (iv) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company; (v) the Participant’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) the Participant’s failure to perform his or her employment duties after the Participant has received a written notice from the Company that specifically sets forth the factual basis for the Company’s belief that the Participant has not substantially performed his or her duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

Change in Control and Severance Agreements – Mr. Joseph Bratica

In June 2019, we entered into our standard Vice President Change in Control and Severance Agreement with Mr. Bratica (the “VP CIC Agreement”). The terms and conditions of the VP CIC Agreement are substantially the same as the terms and conditions of the 2019 CIC Agreements, except that the VP CIC Agreement provides salary continuation and continued healthcare for a 12-month period (instead of 18 months in the 2019 CIC Agreement).

Severance Letters – Messrs. Estepan and Ciambrone and Dr. Rodino-Klapac

Effective as of March 5, 2019, we entered into a letter agreement with each of Mr. Estepan and Dr. Rodino-Klapac (the “Severance Letters”).  We also entered into this Severance Letter with Mr. Ciambrone when he joined the Company in November 2019.

Non-Competition Consideration

In consideration for the named executive officer’s agreement to be bound by the restrictive covenants contained in the Severance Letter, if the named executive officer terminates employment with or without “Good Reason” (as defined below), or is terminated by the Company for “Cause” (as defined below), the named executive officer will be entitled to continue to receive  payments of his or her base salary at the then-current rate of pay for three months following such termination of employment (the “Non-Competition Consideration”). If the named executive officer’s employment is terminated by the Company without Cause, the named executive officer will be entitled to receive Non-Competition Consideration in consideration for the named executive officer’s agreement to be bound by the restrictive covenants that will be set forth in the separation agreement that will be entered into by the Company and the named executive officer in connection with such termination of employment (which restrictive covenants will be substantially the same as the restrictive covenants contained in the Severance Letter).

Severance Payments

If the named executive officer is terminated without Cause or resigns for Good Reason (a “Qualifying Termination”), then in addition to any accrued benefits (as set forth in the Severance Letters) and the Non-Competition Consideration, the Company will provide the named executive officer with the following, subject to his or her timely execution, delivery, and non-revocation of a release of claims in favor of the Company and its affiliates:

•

Severance equal to the sum of nine months of the named executive officer’s annual base salary and his or her target bonus for the year of termination, paid in equal installments over a nine-month period following the last payment of Non-Competition Consideration with respect to the salary component and paid in a lump sum with respect to the bonus component (such 12-month period, the “Severance Period”).

•

A monthly amount of the COBRA continuation coverage premium under the Company’s group health plans, subject to the named executive officer’s co-payment of the applicable active employee rate, paid until the end of the Severance Period or, if earlier, the date the named executive officer becomes eligible for group health insurance coverage through a new employer.

Equity Awards

In the event of a Qualifying Termination, the named executive officer has no less than 12 months following such termination (but not beyond the remaining term of the vested equity awards) to exercise the exercisable portion of any vested equity awards that were granted following March 5, 2019. Further, the named executive officer will not be entitled to accelerated vesting of any equity awards that were granted to the named executive officer prior to March 5, 2019, other than as provided in the Severance Letters, regardless of any vesting acceleration provisions set forth in any prior agreements or applicable equity award agreements.

Confidentiality; Non-Interference; Non-Solicitation; and Non-Disparagement Covenants

The Severance Letters also require the named executive officers not to compete, directly or indirectly, with us. In addition, the Severance Letters require the named executive officers not to solicit our employees to leave their employment and not to solicit any of our customers to purchase goods or services sold by the Company from another person or entity. It also requires them not to disparage the Company, its directors, officers, or any other member of the Company’s senior management team. These restrictions apply while the named executive officers are employed by us and for a period of one year thereafter.

Definitions

Terms as used and defined in the Severance Letters:

•

“Cause” generally means, with respect to the named executive officer, subject to certain notice and cure provisions: (i) his or her substantial and repeated failure to perform his or her duties or follow the reasonable and legal written direction of the Chief Executive Officer; (ii) his or her willful material misconduct with respect to any material aspect of the business of the Company; (iii) the conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his or her performance of any material act of theft or fraud in connection with the performance of duties; or (v) a material breach of the Severance Letter, any written employment agreement between the Company and the named executive officer, the Confidential Proprietary Rights and Non-Disclosure Agreement by and between the Company and the named executive officer (the “Confidentiality Agreement”), any other written restrictive covenant agreement between the Company and the named executive officer, or a material violation of the Company’s code of conduct or other written material policy of the Company.

•

“Good Reason” generally means, with respect to the named executive officer, subject to certain notice and cure provisions: (i) material diminution in his or her base salary at the rate or his or her bonus target at the percentage, in each case, in effect immediately prior to the reduction; (ii) material diminution in his or her duties, authority or responsibilities; (iii) a relocation of his or her work location by more than 30 miles; or (iv) a material breach by the Company of the Severance Letter, any equity award agreement, CIC Agreement, the Confidentiality Agreement, or any written employment agreement between the Company and the named executive officer then in effect.

The severance rights of the named executive officers during the 12-month period of time commencing upon a change in control are governed by their existing change in control agreements with the Company and not by the Severance Letters.  See the section above captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” for a description of these payments.

Mr. Ingram’s CIC Severance Agreement is described above under “Compensation Agreements for Named Executive Officers – Douglas S. Ingram – President and Chief Executive Officer”. Dr. O’Neill’s severance terms are described above under “Compensation Agreements for Named Executive Officers – Dr. Gilmore O’Neill — Executive Vice President, R&D and Chief Medical Officer”. Mr. Bratica did not enter into a severance agreement with the Company.

CEO Pay Ratio

We are required by SEC rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 Act to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our President and Chief Executive Officer, using certain permitted methodologies. To determine this pay ratio and our median employee, we looked at our employee population and utilized data as of October 31, 2020 (the “Determination Date”).

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each applicable employee (A) base salary, (B) the target bonus or commission for 2020, (C) the estimated accounting value of any equity awards granted during 2020, and (ii) ranking this compensation measure for our employees from lowest to highest for employees who were employed on the Determination Date. This calculation was performed for all employees, excluding our President and Chief Executive Officer, whether employed on a full-time, part-time, seasonal or temporary basis. We did not make any material assumptions, adjustments or estimates with respect to total compensation. After identifying the median employee based on total cash compensation, we calculated annual total compensation for our median employee and our President and Chief Executive Officer using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table in this proxy statement.

For 2020, the combined annual total compensation for Mr. Ingram, as reported in the Summary Compensation Table, was $1,291,947. The total compensation of our median employee was $275,247, resulting in an estimated pay ratio of 4.7:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

Pursuant to our Code of Conduct, authorization from the audit committee is required for a director or officer to enter into a related party transaction or a similar transaction which could result in a conflict of interest. Conflicts of interest are prohibited unless specifically authorized in accordance with the Code of Conduct. We are not aware of any related party transactions since the beginning of our last fiscal year that would require disclosure.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Section 16 officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NASDAQ. Such directors, officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2020, our directors, Section 16 officers and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

Compensation Committee Interlocks and Insider Participation

During 2020, Dr. Nicaise (Chairman), Mr. Barry and Dr. Gray served on our compensation committee. During 2020, no member of our compensation committee was an officer or employee or was formerly an officer of the Company, and no member had any relationship that would require disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers has served on the Board or the compensation committee (or other Board committee performing equivalent functions) of any other entity, one of whose executive officers served on our Board or on our compensation committee.

ANNUAL REPORT

A copy of our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2020 will be available to the stockholders of record as of the Record Date together with this proxy statement at www.edocumentview.com/SRPT.

An additional copy of our Annual Report may be obtained from our website, www.sarepta.com, or can be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations, Sarepta Therapeutics, Inc., 215 First Street, Cambridge, MA 02142, or by telephone to (617) 274-4000. Copies of exhibits to our Annual Report are available for a reasonable fee.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

OTHER MATTERS

We know of no other matters to be submitted for consideration by the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are therefore urged to vote your shares, at your earliest convenience, on the Internet or by telephone following the instructions on the Notice, or by mail (if you receive proxy materials by mail).

By Order of the Board of Directors,

Cambridge, MA

April 20, 2021

Ryan Brown,

Senior Vice President, General Counsel and Corporate Secretary

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

01 - Richard J. Barry 02 - M. Kathleen Behrens, Ph.D. 03 - Claude Nicaise, M.D. For Against Abstain For Against Abstain For Against Abstain Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03FY3A + 1 U P X + Your vote matters – here’s how to vote! Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card A Proposals — The Board of Directors recommends a vote “FOR” all the nominees listed, and “FOR” Proposals 2 and 3. 2. to hold an advisory vote to approve, on a non-binding basis, named executive officer compensation 3. to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the current year ending December 31, 2021 1. to elect, as Class II directors to hold office until the 2023 annual meeting of stockholders, or until their successors are earlier elected, the following director nominees: For Against Abstain For Against Abstain Online Go to www.envisionreports.com/SRPT or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SRPT Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card.

small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SRPT 2021 Annual Meeting of Stockholders – June 3, 2021 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Ian M. Estepan and Ryan E. Brown, and each of them, with power to act without the other and with power of substitution, as proxies and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Sarepta Therapeutics, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2021 Annual Meeting of Stockholders of the company to be held June 3, 2021 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 and 3. (Items to be voted appear on reverse side) Proxy — SAREPTA THERAPEUTICS, INC. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Important notice regarding the Internet availability of proxy materials for the 2021 Annual Meeting of Stockholders. The Proxy Statement and the 2020 Annual Report to Stockholders are available at: www.envisionreports.com/SRPT The 2021 Annual Meeting of Stockholders of Sarepta Therapeutics, Inc. will be held on Thursday, June 3, 2021 virtually via the internet at www.meetingcenter.io/295276494, at 9:00 A.M. EDT. To access the virtual meeting, you must have the information that is printed in the oval shaded bar located on the reverse side of this form. The password for this meeting is — SRPT2021.